Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CITRIX SYSTEMS, INC.,

NCAR ACQUISITION CORPORATION,

NCAR, LLC,

NETSCALER, INC.

AND

THE STOCKHOLDER REPRESENTATIVE

Dated as of June 1, 2005

3.25	Employee Plans	41
3.26	Employment Matters	43
3.27	Foreign Corrupt Practices Act	46
3.28	Approvals	46
3.29	Representations Complete	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		47

4.1	Organization of Parent and Merger Sub	47
4.2	Authority	47
4.3	Parent Common Stock	47
4.4	SEC Filings; Parent Financial Statements	48
4.5	No Material Adverse Change	48
4.6	Capitalization	48
4.7	Brokers’ and Finders’ Fees	49
4.8	No Conflict	49
4.9	Litigation	48
4.10	Availability of Funds	49

ARTICLE V SECURITIES ACT COMPLIANCE; STOCKHOLDER APPROVAL		49

5.1	Securities Act Exemption	49
5.2	California Permit; Fairness Hearing	49
5.3	Registration Statement	50
5.4	Stockholder Approval	51

ARTICLE VI CONDUCT PRIOR TO THE EFFECTIVE TIME		52

6.1	Conduct of Business of the Company and Subsidiaries	54

ARTICLE VII ADDITIONAL AGREEMENTS		54

7.1	Access to Information	54
7.2	Confidentiality	54
7.3	Public Disclosure	54
7.4	Consents	55
7.5	Blue Sky Laws	55
7.6	Conditions to the Merger; Further Assurances	55
7.7	Notification of Certain Matters	55
7.8	Company Affiliates	56
7.9	Form S-8	56
7.10	Nasdaq National Market	56
7.11	Employee Confidentiality and Non-Solicitation Agreements	56
7.12	Benefit Arrangements	56
7.13	Company Options	58
7.14	Company Warrants; Preferred Stock	59
7.15	No Solicitation	59
7.16	Resignation of Officers and Directors	60
7.17	HSR Act	60
7.18	Bridge Financing	60

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7.19	Indemnification of Company Officers and Directors	61
7.20	DataSite Expenses	62
7.21	Indian Subsidiary	62

ARTICLE VIII TAX MATTERS		63

8.1	Tax Representations	63
8.2	Tax Covenants	65

ARTICLE IX CONDITIONS TO THE MERGER		66

9.1	Conditions to Obligations of Each Party to Effect the Merger	66
9.2	Additional Conditions to Obligations of the Company	67
9.3	Additional Conditions to the Obligations of Parent and Merger Sub	68

ARTICLE X SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; ESCROW		70

10.1	Survival of Representations, Warranties and Covenants	70
10.2	Indemnification	70
10.3	Limitations	71
10.4	Procedures	71
10.5	Stockholder Representative; Power of Attorney	72
10.6	No Subrogation	74

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		75

11.1	Termination	75
11.2	Effect of Termination	76
11.3	Amendment	76
11.4	Extension; Waiver	76

ARTICLE XII GENERAL PROVISIONS		77

12.1	Notices	77
12.2	Interpretation	78
12.3	Counterparts	78
12.4	Entire Agreement; Assignment	78
12.5	Severability	78
12.6	Other Remedies	79
12.7	Governing Law	79
12.8	Rules of Construction	79
12.9	Specific Performance	79
12.10	Expenses	79
12.11	Parties in Interest	79

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This Agreement and Plan of Merger (the “Merger Agreement”) contains representations and warranties that NetScaler and Citrix made to each other. These representations and warranties were made only for the purposes of the Merger Agreement and solely for the benefit of NetScaler and Citrix as of specific dates, may be subject to important limitations and qualifications agreed to by NetScaler and Citrix and included in confidential disclosure schedules provided by NetScaler to Citrix in connection with the signing of the Merger Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between NetScaler and Citrix instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Merger Agreement by Citrix with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, Citrix and NetScaler.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 1, 2005, by and among Citrix Systems, Inc., a Delaware corporation (“Parent”), NCAR Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), NCAR, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “LLC”), NetScaler, Inc., a Delaware corporation (the “Company”), and Gaurav Garg, as stockholder representative (the “Stockholder Representative”).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), and to the extent applicable the California General Corporation Law (the “CGCL”), with the Company to be the surviving corporation of the Merger. Promptly following the Merger, Parent will merge (the “LLC Merger” and together with the Merger, the “Integrated Merger”) the Interim Surviving Corporation with and into the LLC, with the LLC to be the surviving entity of the LLC Merger.

B. The Merger and the LLC Merger are intended to be part of an integrated plan and together are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

C. The board of directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

D. The respective boards of directors of Parent and Merger Sub have approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement.

E. Concurrently with the execution of this Agreement, each of the Persons listed on Schedule 1 hereto is entering into a Voting Agreement with Parent (the “Voting Agreement”).

F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Persons listed on Schedule 2 hereto is entering into (i) an Employment Agreement that has been agreed to by the parties thereto and (ii) an Executive Confidentiality, Non-Solicitation and Non-Competition Agreement in the form attached hereto as Exhibit A, each of which shall by its terms become effective upon the Effective Time.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

“Accounting Referee” shall have the meaning set forth in Section 2.6(d)(v).

“Acquisition Expenses” shall mean all fees and expenses incurred by the Company or any of its Subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement, including, without limitation, all legal, accounting, investment banking, tax and financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, but excluding the DataSite Expenses.

“Adjusted Merger Consideration” shall mean (i) the Merger Consideration minus (ii) the Aggregate Preferred Liquidation Preference.

“Adjustment Amount” shall have the meaning set forth in Section 2.6(d)(vii).

“Administrator” shall have the meaning set forth in Section 7.13(a).

“Affiliate” shall mean, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Preferred Liquidation Preference” shall mean the sum of (i) the product obtained by multiplying (x) $5.6455 by (y) the aggregate number of shares of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) the product obtained by multiplying (x) $1.10 by (y) the aggregate number of shares of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Agreed Claims” shall have the meaning set forth in Section 10.4(d).

“Agreement” shall have the meaning set forth in the Preamble.

“Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).

“Bridge Financing” shall have the meaning set forth in Section 7.18.

“Business Day” shall mean any day of the year on which national banking institutions in the State of Florida and the State of California are open to the public for conducting business and are not required to close.

“Business Plan” shall mean the financial plan of the Company and its Subsidiaries dated May 3, 2005 and previously provided to Parent.

“California Permit” shall have the meaning set forth in Section 5.2.

“Cash Consideration” shall have the meaning set forth in Section 2.6(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Certificates” shall have the meaning set forth in Section 2.8(b).

“CGCL” shall have the meaning set forth in Recital A.

“Claim Certificate” shall have the meaning set forth in Section 10.4(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.6(d)(iii).

“Closing Long Term Debt” shall have the meaning set forth in Section 2.6(d)(iii).

“Closing Working Capital” shall have the meaning set forth in Section 2.6(d)(iii).

“Code” shall have the meaning set forth in Recital B.

“Co-Employer” shall mean any Person that is or was considered to be a co-employer with the Company or any of its Subsidiaries.

“Company” shall have the meaning set forth in the Preamble.

“Company Authorizations” shall have the meaning set forth in Section 3.13.

“Company Balance Sheet” shall have the meaning set forth in Section 3.7(a).

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock, collectively.

“Company Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation as in effect as of immediately prior to the Effective Time.

“Company Common Stock” shall have the meaning set forth in Section 3.3(a).

“Company Customer Information” shall have the meaning set forth in Section 3.12(d).

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, voluntarily or statutorily payable, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries (including, without limitation, as per national, state or local legislation applicable to that Subsidiary) or ERISA Affiliates or any Co-Employer for the benefit of any Employee, or pursuant to which the Company or any of its Subsidiaries has or may have any material liability contingent or otherwise. For purposes of this definition, any agreements set forth on Schedules 3.26(a), 3.26(b), 3.26(c) and 3.26(i) will not be considered Company Employee Plans.

“Company Financial Statements” shall have the meaning set forth in Section 3.7(a).

“Company Indemnification Obligations” shall have the meaning set forth in Section 7.19.

“Company Indemnified Parties” shall have the meaning set forth in Section 7.19.

“Company Intellectual Property” shall mean any Intellectual Property that is used or held for use in the business of the Company or any of its Subsidiaries as currently conducted.

“Company Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, financial condition or revenues of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that for purposes of clause (a) of this definition, none of the following shall, in and of itself, constitute a Company Material Adverse Effect: (i) any effect proximately caused by any action taken, or failure to take action, by the Company or any of its Subsidiaries to which Parent has consented in writing, (ii) any effect proximately caused by the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad, (iii) any effect resulting from changes affecting the economy generally which do not negatively affect the Company disproportionately, or (iv) any effect proximately caused by the announcement or pendency of the Merger, including through the loss of any employees, customers, suppliers, partners or distributors.

“Company Option Plan” shall have the meaning set forth in Section 3.3(b).

“Company Options” shall have the meaning set forth in Section 3.3(b).

“Company Owned Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Company Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Company Products” shall have the meaning set forth in Section 3.15.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Stockholder Requisite Approvals” shall have the meaning set forth in Section 3.4.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.4(b).

“Company Warrant(s)” shall mean any and all rights, warrants or options to purchase shares of Company Capital Stock that were not issued pursuant to the Company Option Plan and shall include, without limitation, those items identified as “Company Warrants” on Schedule 9.3(l).

“Continuing Employees” shall have the meaning set forth in Section 7.12(a).

“Contracts” shall have the meaning set forth in Section 3.5.

“Controls” shall have the meaning set forth in Section 3.7(b).

“Costs” shall have the meaning set forth in Section 7.19.

“DataSite Expenses” shall mean any and all fees and expenses payable to Merrill Communications LLC, a Delaware limited liability company, in connection with their providing DataSite services to the Company in connection with the transactions contemplated by this Agreement.

“Debt” shall mean, without duplication, (i) all obligations of the Company and its Subsidiaries for borrowed money or extensions of credit, (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company and its Subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of the Company and its Subsidiaries as lessee which are or should be capitalized in accordance with GAAP, (v) all Debt of others secured by a Lien on any asset of the Company or any of its Subsidiaries, whether or not such Debt is assumed by the Company or any of its Subsidiaries, (vi) all obligations of the Company and any of its Subsidiaries, contingent or otherwise, directly or indirectly guaranteeing any Debt or other obligation of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (viii) all obligations of the Company or any of its Subsidiaries in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Determination Date” shall have the meaning set forth in Section 5.3.

“D&O Insurance” shall have the meaning set forth in Section 7.19(c).

“DGCL” shall have the meaning set forth in Recital A.

“Dissenting Share Payments” shall have the meaning set forth in Section 2.7(c).

“Dissenting Shares” shall have the meaning set forth in Section 2.7(a).

“DOJ” shall have the meaning set forth in Section 7.17.

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee” shall mean any current, former, or retired employee, officer, or director of the Company or any of its Subsidiaries, including any employee or former employee co-employed by the Company or any of its Subsidiaries and a Co-Employer; provided, however, wherever “current Employees” is used, such term shall be deemed to include current employees, officers and directors only and to exclude any former or retired employees, officers and directors.

“Employee Confidentiality and Non-Solicitation Agreements” shall have the meaning set forth in Section 7.11.

“Employment Agreement” shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between the Company, any of its Subsidiaries or any Affiliate and any Employee or consultant.

“Environmental Permits” shall have the meaning set forth in Section 3.23(c).

“Equiserve” shall have the meaning set forth in Section 2.8(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Account” shall have the meaning ascribed thereto in the Escrow Agreement.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement” shall have the meaning set forth in Section 9.2(c).

“Escrow Amount” shall mean an amount in cash equal to $44,000,000, which shall be reduced by distribution to the Stockholders and Non-Exercising Payees pursuant to the terms and conditions of the Escrow Agreement, by an amount in cash equal to (a) $22,000,000 on the twelve (12) month anniversary of the Closing Date, (b) $11,000,000 on the eighteen (18) month anniversary of the Closing Date and (c) $11,000,000 on the twenty-four (24) month anniversary of the Closing Date, in each case subject to reduction and deferment in accordance with the terms and conditions of the Escrow Agreement.

“Estimated Closing Date Balance Sheet” shall have the meaning set forth in Section 2.6(d)(i).

“Estimated Excess Debt” shall mean the amount by which the Estimated Long Term Debt exceeds $0.00.

“Estimated Long Term Debt” shall have the meaning set forth in Section 2.6(d)(i).

“Estimated Working Capital” shall have the meaning set forth in Section 2.6(d)(i).

“Estimated Working Capital Deficiency” shall mean the amount by which the Estimated Working Capital, plus Acquisition Expenses, plus DataSite Expenses is less than (a) $2.8 million, if the Closing Date occurs on or prior to June 30, 2005, (b) $1.3 million, if the Closing Date occurs after June 30, 2005 but on or prior to July 31, 2005, (c) $0.3 million, if the Closing Date occurs after July 31, 2005 but on or prior to August 31, 2005, (d) negative $0.2 million, if the Closing Date occurs after August 31, 2005 but on or prior to September 30, 2005, or (e) an amount upon which the parties to this Agreement shall reasonably agree, based on the projected Working Capital of the Company as of the Closing Date that would result from the Company’s operation in the ordinary course of business consistent with past practice and the Business Plan, if the Closing Date occurs on or after October 1, 2005.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.8(a).

“Fairness Hearing Law” shall have the meaning set forth in Section 5.2.

“Final Determination Date” shall have the meaning set forth in Section 2.6(d)(vi).

“Final Surviving Entity” shall have the meaning set forth in Section 2.1.

“FTC” shall have the meaning set forth in Section 7.17.

“Fully Converted Shares of Company Common Stock Outstanding” shall mean the total number of shares of Company Common Stock outstanding at the Effective Time plus the total number of shares of Company Common Stock issuable upon the conversion or exercise of any securities convertible into or exercisable for Company Common Stock outstanding at the Effective Time (whether or not then exercisable or subject to vesting), including, without limitation, the Company Options and Company Warrants.

“GAAP” shall have the meaning set forth in Section 3.7(a).

“Governmental Entity” shall have the meaning set forth in Section 3.6.

“Hazardous Material” shall have the meaning set forth in Section 3.23(a).

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.23(b).

“HSR Act” shall have the meaning set forth in Section 3.6.

“Indemnified Parties” shall have the meaning set forth in Section 10.2.

“Indian Subsidiary” shall mean NetScaler Private Limited, a private limited company formed under the laws of India and a Subsidiary of the Company.

“Information Statement” shall have the meaning set forth in Section 5.2.

“Integrated Merger” shall have the meaning set forth in Recital A.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all proprietary databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Surviving Corporation” shall have the meaning set forth in Section 2.1.

“IRS” shall mean the Internal Revenue Service.

“knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of the executive officers and directors of the Company and its Subsidiaries and, to the extent not included in the foregoing, any of BV Jagadeesh, Prabakar Sundarrajan, Sheen Khoury, Rajiv Sinha, Seamus Hennessy, or Rakesh Singh, or any facts or circumstances that would be known by an individual holding a comparable office or job with comparable experience or responsibility of any of the foregoing persons.

“Law(s)” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Lease(s)” shall have the meaning set forth in Section 3.12(a)(ii).

“Leased Real Property” shall have the meaning set forth in Section 3.12(a)(i).

“Letter of Transmittal” shall have the meaning set forth in Section 2.8(b).

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, adverse claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever, other than (i) mechanic’s and other similar statutory liens that are not material in nature or amount, (ii) liens for Taxes or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith and which are fully reserved for in the Company Financial Statements, (iii) liens for which adequate reserves have been established in the Company Financial Statements, and (iv) restrictions on transfers of securities under applicable securities Laws.

“LLC” shall have the meaning set forth in the Preamble.

“LLC Act” shall have the meaning set forth in Section 2.1.

“LLC Certificate of Merger” shall have the meaning set forth in Section 2.2.

“LLC Merger” shall have the meaning set forth in Recital A.

“LLC Merger Effective Time” shall have the meaning set forth in Section 2.2.

“Long Term Debt” shall mean the non-current portion of all Debt of the Company and its Subsidiaries.

“Long Term Debt Excess” shall have the meaning set forth in Section 2.6(d)(vii).

“Loss(es)” shall have the meaning set forth in Section 10.2.

“Merger” shall have the meaning set forth in Recital A.

“Merger Consideration” shall have the meaning set forth in Section 2.6(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Nasdaq” shall have the meaning set forth in Section 7.10.

“Nondisclosure Agreement” shall have the meaning set forth in Section 7.2.

“Non-Exercising Payee” shall have the meaning set forth in Section 7.13(b)(ii).

“Nonstatutory Option” shall mean any Company Option (or portion thereof) that is not an incentive stock option within the meaning of Section 422 of the Code.

“Option Exchange Ratio” shall mean 0.4642.

“Option Proceeds” shall mean (i) the aggregate cash proceeds actually received by the Company from the exercise of Company Options and Company Warrants from the date of this Agreement up through and including the Effective Time (the “Cash Option Proceeds”), plus (ii) the aggregate exercise price of all Vested Options other than Out-Of-The-Money Options outstanding as of the Effective Time, plus (iii) the aggregate exercise price of all Unvested Options, other than Out-Of-The-Money Options, that are assumed by Parent pursuant to Section 7.13(a), plus (iv) an amount equal to the Per Share Common Merger Consideration multiplied by the aggregate number of Out-Of-The-Money Options outstanding as of the Effective Time and that are assumed by Parent pursuant to Section 7.13(a).

“Out-Of-The-Money Option” shall mean any Company Option that has an exercise price per share immediately prior to the Effective Time that is equal to or greater than the Per Share Common Merger Consideration.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Average Closing Price” shall mean $24.83.

“Parent Common Stock” shall have the meaning set forth in Section 2.6(a).

“Parent Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (b) the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that for purposes of clause (a) of this definition, none of the following shall, in and of itself, constitute a Parent Material Adverse Effect: (i) any effect proximately caused by any action taken, or failure to take action, by Parent to which the Company has consented in writing, (ii) any effect proximately caused by the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad, (iii) any effect resulting from changes affecting the economy generally which do not negatively affect Parent disproportionately, or (iv) any effect proximately caused by the announcement or pendency of the Merger, including through the loss of any employees, customers, suppliers, partners or distributors.

“Parent Options” shall have the meaning set forth in Section 4.6.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.6.

“Parent SEC Reports” shall have the meaning set forth in Section 4.4(a).

“Per Share Common Merger Consideration” shall mean the amount equal to the quotient obtained by dividing (x) the Adjusted Merger Consideration by (y) the Fully Converted Shares of Company Common Stock Outstanding.

“Per Share Series 1 Liquidation Preference” shall mean $1.10 per share.

“Per Share Series 2 Liquidation Preference” shall mean $5.6455 per share.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Plans” shall have the meaning set forth in Section 7.12(a).

“Premium” shall have the meaning set forth in Section 7.19(c).

“Proposal” shall have the meaning set forth in Section 7.15.

“Pro Rata Portion” shall have the meaning set forth in Section 2.6(e).

“Proxy Statement” shall have the meaning set forth in Section 5.3(a).

“Publicly Available Software” shall mean each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License (GPL) or Lesser/Library GPL (LGPL)), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.

“Real Property” shall have the meaning set forth in Section 3.12(a)(i).

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Registration Statement” shall have the meaning set forth in Section 5.3.

“Related Agreement(s)” shall have the meaning set forth in Section 3.4.

“Rights Agreements” shall have the meaning set forth in Section 3.3(b)(iv).

“Rule 145” shall have the meaning set forth in Section 7.8.

“Rule 145 Affiliate” shall have the meaning set forth in Section 7.8.

“Schedules” shall have the meaning set forth in Article III.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall have the meaning set forth in Section 4.4(a).

“Series 1 Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Series 2 Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Soliciting Materials” shall have the meaning set forth in Section 5.4(a).

“Stock Consideration” shall have the meaning set forth in Section 2.6(c).

“Stockholder(s)” shall mean a holder (or the holders) of shares of Company Capital Stock.

“Stockholder Representative” shall have the meaning set forth in the Preamble.

“STPI” shall have the meaning set forth in Section 7.21(c).

“Subsidiary Securities” shall have the meaning set forth in Section 3.2(b).

“Subsidiary” shall mean (i) with respect to any Person, any Person of which equity securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person and (ii) with respect to the Company, also includes NetScaler Japan KK, NetScaler Private Limited and NetScaler (UK) Limited and any Person that the Company controls, directly or indirectly.

“Tax” and “Taxes” shall mean all federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Tax.

“Tax Returns” shall mean all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Termination Date” shall have the meaning set forth in Section 11.1(b).

“Third Party Claim” shall have the meaning set forth in Section 10.4(c).

“Third Party Claim Notice” shall have the meaning set forth in Section 10.4(c).

“Third Party Losses” shall have the meaning set forth in Section 10.4(c).

“Threshold Amount” shall have the meaning set forth in Section 10.3.

“Unvested Options” shall have the meaning set forth in Section 9.3(h).

“Vested Options” shall have the meaning set forth in Section 9.3(h).

“Voting Agreement” shall have the meaning set forth in Recital E.

“Working Capital” shall mean the excess of current assets over current liabilities, after adding Acquisition Expenses and deducting the Cash Option Proceeds.

“Working Capital Deficiency” shall have the meaning set forth in Section 2.6(d)(vii).

ARTICLE II

THE MERGER

2.1 The Integrated Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Interim Surviving Corporation.” At the LLC Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “LLC Act”) and the DGCL, the Interim Surviving Corporation shall be merged with and into the LLC, the separate corporate existence of the Interim Surviving Corporation shall cease, and the LLC shall continue as the surviving entity and as a wholly-owned subsidiary of Parent. The surviving entity after the LLC Merger is sometimes referred to herein as the “Final Surviving Entity.”

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts unless another place or time is agreed to by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”).

Promptly after the Effective Time, Parent shall cause the LLC Merger to be consummated by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware (the “LLC Certificate of Merger”), in accordance with the relevant provisions of the DGCL and the LLC Act (the time of the acceptance of such filing by the Secretary of State of the State of Delaware being referred to herein as the “LLC Merger Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Interim Surviving Corporation. At the LLC Merger Effective Time, the effect of the LLC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time all the rights and property of the Interim Surviving Corporation and the LLC shall vest in the Final Surviving Entity, and all debts and liabilities of the Interim Surviving Corporation and the LLC shall become the debts and liabilities of the Final Surviving Entity.

2.4 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Interim Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub until thereafter amended as provided in the DGCL and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Interim Surviving Corporation shall be amended to read as follows: “The name of the corporation is NetScaler, Inc.”

(b) At the Effective Time, the By-laws of Merger Sub shall be the By-laws of the Interim Surviving Corporation until thereafter amended.

(c) At the LLC Merger Effective Time, the Certificate of Formation of the LLC as in effect immediately prior to the LLC Merger Effective Time shall be the Certificate of Formation of the Final Surviving Entity until thereafter amended in accordance with the LLC Act and such Certificate of Formation; provided, however, that as of the LLC Merger Effective Time, the Certificate of Formation shall provide that the name of the Final Surviving Entity is “NetScaler, LLC.”

(d) At the LLC Merger Effective Time, the Limited Liability Company Agreement of the LLC as in effect immediately prior to the LLC Merger Effective Time shall be the Limited Liability Company Agreement of the Final Surviving Entity until thereafter amended in accordance with the LLC Act and such Limited Liability Company Agreement; provided, however, that as of the LLC Merger Effective Time, the Limited Liability Company Agreement shall provide that the name of the Final Surviving Entity is “Net Scaler, LLC.”

2.5 Directors, Managers and Officers.

(a) Directors/Managers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Interim Surviving Corporation. The managers of the LLC immediately prior to the LLC Merger Effective Time shall be the initial managers of the Final Surviving Entity, until their respective successors are duly elected or appointed and qualified.

(b) Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Interim Surviving Corporation, each to hold office in accordance with the By-laws of the Interim Surviving Corporation. The officers of LLC immediately prior to the LLC Merger Effective Time shall be the initial officers of the Final Surviving Entity, each to hold office until their respective successors are duly elected or appointed and qualified.

2.6 Merger Consideration; Effect on Company Capital Stock; Adjustment; Escrow.

(a) Merger Consideration. The maximum aggregate consideration payable by Parent and Merger Sub in the Merger to holders of outstanding shares of Company Capital Stock, Company Options and Company Warrants shall be (x) $325 million, plus (y) the Option Proceeds, minus (z) the Acquisition Expenses, subject to adjustment as set forth in Section 2.6(d) below (the “Merger Consideration”). The Merger Consideration payable to the Stockholders shall be paid in cash and in shares of common stock of Parent, par value $.001 per share (the “Parent Common Stock”), as set forth in Section 2.6(c).

(b) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders, subject to Section 2.7:

(i) Series 1 Preferred Stock. Each share of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Series 1 Preferred Stock in the manner provided in Section 2.8 hereof, (A) the Per Share Series 1 Liquidation Preference and (B) the Per Share Common Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, this Section 2.6 and the escrow and indemnification provisions set forth in Article X hereof.

(ii) Series 2 Preferred Stock. Each share of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Series 2 Preferred Stock in the manner provided in Section 2.8 hereof, (A) the Per Share Series 2 Liquidation Preference and (B) the Per Share Common Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, this Section 2.6 and the escrow and indemnification provisions set forth in Article X hereof.

(iii) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 hereof, the Per Share Common Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, this Section 2.6 and the escrow and indemnification provisions set forth in Article X hereof.

(c) Form of Consideration. The Per Share Series 1 Liquidation Preference, the Per Share Series 2 Liquidation Preference and the Per Share Common Merger Consideration payable hereunder shall each be paid forty-five percent (45%) in cash (the “Cash Consideration”) and fifty-five percent (55%) in shares of Parent Common Stock (the “Stock Consideration”), with the Stock Consideration being paid in such number of shares of Parent Common Stock as is equal to the quotient obtained by dividing (i) the amount due to be paid in shares of Parent Common Stock by (ii) the Parent Average Closing Price.

(d) Adjustment to Merger Consideration.

(i) At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated consolidated unaudited balance sheet (the “Estimated Closing Date Balance Sheet”) of the Company and its Subsidiaries as of the Closing Date. The Estimated Closing Date Balance Sheet shall be substantially in the form of the Company Balance Sheet and shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet. Working Capital as of the Closing Date shall be derived from the Estimated Closing Date Balance Sheet (the “Estimated Working Capital”) and Long Term Debt as of the Closing Date shall be as set forth on the Estimated Closing Date Balance Sheet (the “Estimated Long Term Debt”). Parent shall be given timely access to all supporting workpapers and any other documentation used in the preparation of the Estimated Closing Date Balance Sheet.

(ii) The Merger Consideration shall be decreased by the amount of the Estimated Working Capital Deficiency, if any, and by the amount of the Estimated Excess Debt, if any.

(iii) As soon as practicable, but in any event within seventy-five (75) days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited consolidated balance sheet (the “Closing Date Balance Sheet”) of the Company and its Subsidiaries as of 11:59 p.m., Eastern time, on the Closing Date. The Closing Date Balance Sheet shall be substantially in the form of the Company Balance Sheet and shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet. The Closing Date Balance Sheet shall set forth Working Capital as of the Closing Date as derived from the Closing Date Balance Sheet (the “Closing Working Capital”) and Long Term Debt as of the Closing Date as derived from the Closing Date Balance Sheet (the “Closing Long Term Debt”). The Stockholder Representative shall be given timely access to all supporting workpapers and any other documentation used in the preparation of the Closing Date Balance Sheet.

(iv) The Stockholder Representative may dispute any amounts reflected on the Closing Date Balance Sheet or the calculation of Closing Working Capital or Closing Long Term Debt; provided, however, that the Stockholder Representative shall have notified Parent in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of Parent’s delivery of the Closing Date Balance Sheet pursuant to clause (iii) above.

(v) If the Stockholder Representative shall have delivered a notice of disagreement within the thirty (30) day period referred to in Section 2.6(d)(iv), the Stockholder Representative and Parent shall, during the twenty (20) days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Closing Date Balance Sheet, Closing Working Capital and/or Closing Long Term Debt. If the Stockholder Representative and Parent are unable to reach agreement concerning the Closing Date Balance Sheet, Closing Working Capital and/or Closing Long Term Debt during that period, they shall promptly thereafter submit to KPMG LLP (the “Accounting Referee”) and thereafter cause the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Closing Date Balance Sheet, the calculation of Closing Working Capital and/or the calculation of Closing Long Term Debt. In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Closing Date Balance Sheet and/or Parent’s calculation of Closing Working Capital and/or Closing Long Term Debt as to which the Stockholder Representative has disagreed in writing. The Accounting Referee shall deliver to the Stockholder Representative and Parent as promptly as practicable (but in no event later than thirty (30) days after submission) a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Stockholders, the Non-Exercising Payees and all parties to this Agreement and the resulting Closing Date Balance Sheet and calculation of Closing Working Capital and Closing Long Term Debt shall be final for all purposes of this Agreement. Parent, on the one hand, and the Stockholders and Non-Exercising Payees, on the other hand, shall each pay their own fees and expenses and one-half of the costs and charges of the Accounting Referee’s review and report. The Stockholders’ and Non-Exercising Payees’ share of the costs will be deducted from the Escrow Amount, subject to the limitations set forth in Section 10.5(b).

(vi) The Closing Date Balance Sheet, Closing Working Capital and Closing Long Term Debt shall be deemed conclusively determined for purposes of this Agreement upon the date (the “Final Determination Date”) that is the earlier of (x) the failure of the Stockholder Representative to notify Parent of a dispute within thirty (30) days of Parent’s delivery of the Closing Date Balance Sheet pursuant to clause (iii) above, (y) the resolution of all disputes pursuant to Section 2.6(d)(v) by Parent and the Stockholder Representative, and (z) the resolution of all disputes pursuant to Section 2.6(d)(v) by the Accounting Referee.

(vii) In the event that (x) the Closing Working Capital is less than the Estimated Working Capital (the absolute value of such deficiency, the “Working Capital Deficiency”) and/or (y) the Closing Long Term Debt is greater than the Estimated Long Term Debt (the absolute value of such excess, the “Long Term Debt Excess”; with the sum of the

Working Capital Deficiency and the Long Term Debt Excess being the “Adjustment Amount”), then Parent and the Stockholder Representative shall jointly instruct, in writing, the Escrow Agent to transfer from the Escrow Amount to Parent, no later than three (3) Business Days following the Final Determination Date, an amount equal to the Adjustment Amount, and the Adjustment Amount shall be deemed a decrease to the Merger Consideration.

(e) Escrow. At Closing, Parent shall deposit the Escrow Amount with the Escrow Agent to provide a source of funding to the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Article X. The Escrow Amount shall be reduced by distribution to the Stockholders and Non-Exercising Payees pursuant to the terms and conditions of the Escrow Agreement, by an amount in cash equal to (a) $22,000,000 on the twelve (12) month anniversary of the Closing Date, (b) $11,000,000 on the eighteen (18) month anniversary of the Closing Date and (c) $11,000,000 on the twenty-four (24) month anniversary of the Closing Date, in each case subject to reduction and deferment in accordance with the terms and conditions of the Escrow Agreement. A Pro Rata Portion of the Escrow Amount with respect to each Stockholder and each Non-Exercising Payee shall be deposited by Parent with the Escrow Agent. “Pro Rata Portion” shall mean, with respect to each Stockholder and each Non-Exercising Payee, a fraction, (A) the numerator of which in the case of a Stockholder is the total number of shares of Company Common Stock held by such Stockholder at the Effective Time plus the total number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock held by such Stockholder at the Effective Time and in the case of a Non-Exercising Payee is the number of shares in respect of Vested Options for which such Non-Exercising Payee received payment pursuant to the terms of Section 7.13(b)(ii) hereof and (B) the denominator of which is the total number of shares of Company Common Stock held by all Stockholders at the Effective Time plus the total number of shares of Company Common Stock issuable upon the conversion of all shares of Company Preferred Stock held by all Stockholders at the Effective Time plus the aggregate number of shares in respect of Vested Options for which Non-Exercising Payees received payment pursuant to the terms of Section 7.13(b)(ii) hereof.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Stockholder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Average Closing Price.

(g) Tax Withholding. Parent, the Company, the Interim Surviving Corporation and the Final Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Company, the Interim Surviving Corporation or the Final Surviving Entity determines it is required to deduct and withhold with respect to the making of such payment, or the exercise of Company Options or Company Warrants or the vesting of restricted stock, under the Code or any other provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any payment exceeds the Cash Consideration, if any, otherwise payable to such Person, Parent, the Interim Surviving Corporation and the Final Surviving Entity are hereby authorized to sell or otherwise dispose of at fair market value such portion of the Stock Consideration as is necessary to provide sufficient funds to Parent, the Interim Surviving Corporation or the Final Surviving Entity, as the case may be, in order to enable it to comply with such deduction or withholding requirement.

(h) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

(i) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Interim Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Interim Surviving Corporation.

2.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the DGCL or the CGCL, as applicable, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL or the CGCL, as applicable.

(b) Notwithstanding the provisions of Section 2.7(a), if any Stockholder who holds Dissenting Shares as of the Effective Time shall effectively withdraw or lose (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL and the CGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to and subject to Section 2.6 (including Section 2.6(e)), without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, demands for purchase by the Company of any shares of Company Capital Stock pursuant to the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL or the CGCL, as applicable, on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or demands for purchase under the CGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital

Stock, demands for purchase of Company Capital Stock or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (other than payments for such shares) (together “Dissenting Share Payments”), Parent shall be indemnified under the terms of Article X for the amount of such Dissenting Share Payments.

2.8 Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate EquiServe, Inc. and EquiServe Trust Company, N.A. (collectively, “EquiServe”) or, if not EquiServe, then a United States bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Procedures. Promptly after the Closing, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (A) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for Cash Consideration and certificates representing the Stock Consideration. The Letter of Transmittal shall indicate that applicable withholding Taxes with respect to the exercise of Nonstatutory Options and, if applicable, the exercise of Company Warrants and the vesting of Restricted Stock, will be withheld from the Cash Consideration otherwise payable to each Stockholder that acquired shares of Company Common Stock pursuant to the exercise of a Nonstatutory Option or Company Warrant or upon the exchange of shares of Company Capital Stock that are Restricted Stock. Upon delivery of a Letter of Transmittal to the Exchange Agent or to such other agent or agents as may be appointed by Parent, duly completed and validly executed in accordance with the instructions thereto, together with surrender of a Certificate (or Certificates) for cancellation, the Stockholder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock constituting the Stock Consideration and the Cash Consideration to which such Stockholder is entitled pursuant to Section 2.6 (less the cash proceeds to be deposited with the Escrow Agent on such holder’s behalf) and any cash in lieu of fractional shares as provided in Section 2.6(f). The Certificate(s) so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration as provided in this Article II.

(c) Parent to Provide Parent Common Stock and Cash. Promptly after the Closing, but in no event more than three (3) Business Days following the Closing, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Section 2.8, the Stock

Consideration and Cash Consideration payable pursuant to Section 2.6 as Merger Consideration in exchange for outstanding shares of Company Capital Stock; provided, however, that Parent shall deposit the Escrow Amount with the Escrow Agent pursuant to Section 2.6(e) and Article X.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to be issued in exchange therefor until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.8. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock for cash.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, Parent, the Interim Surviving Corporation, the Final Surviving Entity or any party hereto shall be liable for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.9 No Further Ownership Rights in Company Capital Stock. The Stock Consideration and Cash Consideration paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation or Final Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Interim Surviving Corporation or the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, Stock Consideration and Cash Consideration, as may be required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent, the Interim Surviving Corporation, the Final Surviving Entity or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity (or the Interim Surviving Corporation, after the Merger) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Interim Surviving Corporation and the Final Surviving Entity are fully authorized in the name of the Company and Merger Sub or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure letter dated as of the date hereof and delivered herewith to Parent (the “Schedules”) (each of which exceptions disclosed in one section of the Schedules shall be deemed disclosed in each other section of the Schedules provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other section relates), the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in the State of California and in each other jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its Certificate of Incorporation and By-laws, each as amended to date and in full force and effect on the date hereof, to Parent. Schedule 3.1 lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has a current Employee. The Company has not violated the Company Certificate of Incorporation or its By-Laws in any material respect.

3.2 Subsidiaries.

(a) Except as set forth in Schedule 3.2, the Company does not own and has never otherwise owned, directly or indirectly or through nominees, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person or any Subsidiary, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Except as set forth in Schedule 3.2, none of the Subsidiaries is material to the Company’s business, operations or financial condition. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Subsidiary has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of each Subsidiary’s Certificate of Incorporation and By-laws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof, to Parent and no amendments thereto are pending. None of the Company’s Subsidiaries has violated its Certificate of Incorporation or By-Laws or any of its organizational documents in any material respect. Schedule 3.2 lists every jurisdiction in which each of the Company’s Subsidiaries has facilities, maintains an office or has a current Employee.

(b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All outstanding share capital of each such Subsidiary has been duly authorized and validly issued and is fully paid.

3.3 Company Capital Structure.

(a) The authorized capital stock of the Company consists of: 30,000,000 shares of Common Stock, par value $0.001 per share (the “Company Common Stock”), of which, as of the date hereof, 6,227,438 shares are issued and outstanding; and 15,548,000 shares of Preferred Stock, par value $0.001 per share (the “Company Preferred Stock”). Of the authorized Company Preferred Stock: 11,818,000 shares have been designated Series 1 Preferred Stock (the “Series 1 Preferred Stock”), of which, as of the date hereof, 11,818,000 shares are issued and outstanding; and 3,730,000 shares have been designated Series 2 Preferred Stock (the “Series 2 Preferred Stock”), of which, as of the date hereof, 3,542,645 shares are issued and outstanding. As of the date hereof, no other shares of Company Preferred Stock are issued or outstanding. The outstanding shares of Company Capital Stock, including all shares subject to the Company’s right of repurchase, are held of record and, to the knowledge of the Company, beneficially, by the Persons, with the addresses of record and in the amounts set forth on Schedule 3.3(a). All outstanding shares of Company Capital Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Certificate of Incorporation or By-laws of the Company or any agreement to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws. All preferential rights of the Company Preferred Stock with respect to the payment of consideration in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Company Certificate of Incorporation. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) (i) Except for the Company’s 1997 Stock Plan (as most recently amended and restated on May 27, 2005, the “Company Option Plan”), neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company’s board of directors and its stockholders and is in full force and effect. The Company has reserved a total of 6,692,000 shares of Company Common Stock for issuance to Employees and directors of, and consultants to, the Company under the Company Option Plan, of which (i) 3,824,205 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised stock options granted pursuant to the Company Option Plan (each a “Company Option”, and collectively, the “Company Options”), (ii) 42,273 shares are available for grant but have not yet been granted pursuant to the Company Option Plan, and (iii) 3,781,932 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Option Plan. No outstanding Company Option permits payment of the exercise price therefor by any means other than cash, check, under a formal cashless exercise program or with certain shares of the Company’s Common Stock that have been owned by the optionee for at least six (6) months. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws and with the terms and conditions of the Company Option Plan. Schedule 3.3(b) sets forth for each outstanding Company Option, the name of the record holder of such Company Option (and, to the knowledge of the Company, the name of the beneficial holder, if different), the domicile address of such holder as set forth on the books of the Company, an indication of whether such holder is an Employee, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a Nonstatutory Option or an incentive stock option as defined in Section 422 of the Code.

(ii) All Company Warrants have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws. Schedule 3.3(b) sets forth for each outstanding Company Warrant, the name of the record holder of such Company Warrant (and, to the knowledge of the Company, the name of the beneficial holder, if different), the domicile address of such holder as set forth on the books of the Company, an indication of whether such holder is an Employee, the date of grant or issuance of such Company Warrant, the number of shares of Company Capital Stock (and the class and series thereof) subject to such Company Warrant, the exercise price of such Warrant, the vesting schedule, if any, for such Company Warrant, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such Company Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement.

(iii) Except for the Company Options and Company Warrants set forth on Schedule 3.3(b), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or any capital stock or equity interest of such Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries.

(iv) Except as set forth in Schedule 3.3(b), (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, and (ii) there are no agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock, or any other investor rights, including, without limitation, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in clauses (i) and (ii) being, collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements shall have been terminated and of no further force or effect.

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each of the Certificate of Merger, the Escrow Agreement, and any other certificate to be executed by the Company pursuant to this Agreement (collectively, the “Related Agreements” and each a “Related Agreement”) to which it is a party and, subject to obtaining the Company Requisite Stockholder Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby (including the Merger), subject only to obtaining the Company Stockholder Requisite Approvals. Schedule 3.4 sets forth all votes, consents or approvals required of the Stockholders in connection with this Agreement and the Related Agreements and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Company Stockholder Requisite Approvals”). As of the date of this Agreement, each of this Agreement, the Related Agreements and the Merger has been unanimously approved by the board of directors of the Company. This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Certificate of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) any (x) mortgage, indenture, lease, contract, insurance policy, covenant or other agreement, instrument or commitment, permit, concession, franchise or license which is material and to which the Company or any of its Subsidiaries is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound or (y) any mortgage, indenture, lease, contract, insurance policy, covenant or other agreement, instrument or commitment, permit, concession, franchise or license described in Section 3.16 (each of the items described in clauses (x) and (y) being a “Contract” and collectively the “Contracts”), or (iii) any Law, in any material respects, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Schedule 3.5 sets forth all notices to, and all consents, waivers and approvals of, parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all material rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time.

3.6 Consents. Except as set forth in Schedule 3.6, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court (including, without limitation, labor courts), administrative agency or commission or other federal, state, county, local or foreign (including, without limitation, of the United Kingdom, Japan, India or other) governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Related Agreements to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of a permit application for and the issuance of the California Permit by the California Department of Corporations, or the filing and effectiveness of a registration statement on Form S-4, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), or antitrust or competition Laws of other jurisdictions, (iii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations or filings as may be required under applicable state or foreign securities laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (v) obtaining the Company Stockholder Requisite Approvals.

3.7 Company Financial Statements and Internal Controls.

(a) Schedule 3.7(a) sets forth (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended June 30, 2004 and June 30, 2003, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of April 30, 2005 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the ten-month period then ended (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the unaudited Company Financial Statements. The Company Financial Statements fairly presented, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which were not material in amount or significance.

(b) The Company and each of its Subsidiaries has in place systems and processes that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements (such systems and processes are herein referred to as the “Controls”). Since July 1, 2003, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any current Employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the Controls or the Company Financial Statements. To the Company’s knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Company Financial Statements.

(c) To the Company’s knowledge, no Employee has provided information to any Governmental Entity regarding the commission of any crime or the violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations.

(d) During the periods covered by the Company Financial Statements, the Company’s external auditor was independent of the Company and its management. Schedule 3.7(d) sets forth any and all reports by the Company’s external auditors to the

Company’s board of directors, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Company Financial Statements: critical accounting policies; the Controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Company’s board of directors, or any committee thereof, or with management of the Company.

(e) The Company has in place a revenue recognition policy consistent with GAAP.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has (a) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financial Statements in accordance with GAAP), which (i) exceeds $100,000 individually or in the aggregate and (ii) has not (x) been reflected in the Company Balance Sheet or (y) arisen in the ordinary course of the Company’s business consistent with past practices since the Balance Sheet Date or (z) arisen in connection with professional fees related to the transactions contemplated by this Agreement or (b) any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

3.9 Absence of Certain Changes. Except as set forth in Schedule 3.9, since the Balance Sheet Date and through and including the date of this Agreement, there has not been, occurred or arisen any:

(a) transaction by the Company or any of its Subsidiaries of $100,000 in any individual case or $200,000 in the aggregate, except in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Company Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any of its Subsidiaries;

(c) capital expenditure or capital commitment by the Company or any of its Subsidiaries of $100,000 in any individual case or $200,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $100,000 in any one case or $200,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet;

(e) destruction of, damage to or loss of any material assets or business of the Company or any of its Subsidiaries (whether or not covered by insurance), or termination or cancellation of any material contract with any customer or re-seller, or notice of intended termination or cancellation or non-renewal of any contract or customer relationship with any material customer or re-seller;

(f) work stoppage, labor strike or other material labor trouble, or any action, suit, claim, labor dispute or material grievance relating to any labor, employment and/or safety matter involving the Company or any of its Subsidiaries, including, without limitation, charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries;

(h) revaluation by the Company or any its Subsidiaries of any of their assets, including, without limitation, the writing down of the value of inventory or writing off of notes or accounts receivable except as required by GAAP and, through the date of this Agreement, except in the ordinary course of business consistent with past practice;

(i) (A) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or Subsidiary Securities, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any Company Capital Stock or Subsidiary Securities, other than repurchases of Company Common Stock from Employees, consultants or other Persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost or the lower of cost and the fair market value at the time of repurchase upon the termination of employment or other services, (B) split, combination or reclassification of any Company Capital Stock, or (C) issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or Subsidiary Securities;

(j) increase in the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their Employees, consultants, contractors, or advisors, including, but not limited to, the modification of any existing compensation or equity arrangements with such individuals (including any repricing of any Company Options or Company Warrants or any amendment of any vesting terms related to Company Options or Company Warrants held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any of its Subsidiaries, of a bonus or other additional salary or compensation to any such Person, except in any case pursuant to the express terms of agreements outstanding as of the Balance Sheet Date or in the ordinary course of business consistent with past practice;

(k) Employee terminations and/or layoffs other than in the ordinary course of business in each case in accordance with past practice, and the Company and its Subsidiaries have made commercially reasonable efforts to preserve intact and keep available the services of current Employees, it being understood that termination of Employees with poor performance ratings or for cause shall not constitute a violation of this clause (k);

(l) grant of any severance or termination pay to any Employee except payments made pursuant to written agreements or written policies in effect on the date hereof and as disclosed in the Schedules, or adoption or amendment of any employee benefit plan or severance plan or entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any Employee or increase in the salaries, wage rates or other compensation of Employees, except payments made pursuant to standard written agreements in effect on the date hereof and disclosed in Schedule 3.16 or as required by applicable Law;

(m) any termination, extension, amendment or modification of the material terms of any Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound, or any waiver, release or assignment of any material rights or claims thereunder;

(n) sale, lease, license or other disposition of any of the assets or properties of the Company or any of its Subsidiaries, or creation of any Lien in such assets or properties, except in the ordinary course of business and consistent with past practices and sales of assets or properties or creation of Liens not in excess of $100,000 in the aggregate;

(o) loan by the Company or any of its Subsidiaries to any Person, incurring by the Company or any of its Subsidiaries of any indebtedness, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

(p) any write-off or other compromise of any account receivable of the Company, or any waiver or release of any material right or claim of the Company or any of its Subsidiaries, in each case except in the ordinary course of business and consistent with past practices;

(q) commencement or settlement of any litigation by the Company or any of its Subsidiaries;

(r) (i) transfer or sale by the Company or any of its Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person, other than in-bound “shrink wrap” end-user licenses, (iii) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries or (iv) entering into or amendment of any agreement with respect to the development of any Intellectual Property with a third party;

(s) agreement or modification to any agreement pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company or any of its

Subsidiaries (other than entering into distribution or reseller agreements in the ordinary course of business substantially in the form of the Company’s standard form reseller agreement, a copy of which was previously delivered to Parent);

(t) except as set forth on Schedules 3.3(a) and 3.3(b), issuance, grant, delivery or sale (or authorization of the same) by the Company of any Company Capital Stock, any Company Options, any Company Warrants, any Subsidiary Securities, or any securities exchangeable, convertible or exercisable therefor, or any securities, subscriptions, warrants, options or rights to purchase any of the foregoing, or purchase or proposed purchase of any of the foregoing;

(u) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(v) agreement (whether written or oral) by the Company or any of its Subsidiaries or any Employees thereof to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

3.10 Accounts Receivable. Schedule 3.10 lists all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. Except as set forth on Schedule 3.10, no Person has any Lien on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.

3.11 Restrictions on Business Activities. Except as set forth on Schedule 3.11, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any material acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person, in each case whether arising as a result of a change in control of the Company or any of its Subsidiaries or otherwise. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has (i) entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

3.12 Title to Properties; Absence of Liens and Encumbrances.

(a) (i) None of the real property used or occupied by the Company or any of its Subsidiaries, in each case, together with all build out, fixtures and improvements created thereon (“Real Property”), is owned by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries ever owned any Real Property. All of the Real Property is leased or subleased by the Company or one of its Subsidiaries, or the Company or one of its Subsidiaries has an interest in such Real Property pursuant to a warehousing, license or occupancy agreement (“Leased Real Property”).

(ii) Schedule 3.12(a)(ii) sets forth all leases, subleases and other agreements pursuant to which the Company and each of its Subsidiaries derives its rights in the Leased Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto, and the aggregate annual rent.

(iii) The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or any of its Subsidiaries and each landlord or sublandlord with respect to the Leased Real Property. All rent and other charges currently due and payable under the Leases have been paid.

(iv) The Company or one of its Subsidiaries is the holder of the tenant’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the respective Lease terms. The Company or one of its Subsidiaries owns or leases all trade fixtures, equipment and personal property located in the premises leased under the Leases and the landlords thereunder have no Lien thereon or claim thereto.

(b) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

(c) Except as set forth on Schedule 3.12(c), all material tangible personal properties owned, leased or used by the Company or any of its Subsidiaries are in reasonable operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used.

(d) Except as set forth on Schedule 3.12(d), neither the Company nor any of its Subsidiaries has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s or any of its Subsidiaries’ current and former customers (the “Company Customer Information”), except as authorized in writing by the applicable customer. Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company or one of its Subsidiaries possesses or has any claims or rights with respect to use of the Company Customer Information as a result of the Company’s or such Subsidiary’s actions.

3.13 Governmental Authorization. Schedule 3.13 lists each material consent, license, permit, grant or other authorization issued to the Company or any of its Subsidiaries by a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business as currently conducted or the holding of any such interest (herein collectively called “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct its business as currently conducted or to hold any interest in its properties or assets.

3.14 Intellectual Property.

(a) Schedule 3.14(a) lists: (i) all Company Registered Intellectual Property; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published or offered; and (iii) all licenses (in and out), sublicenses and agreements to which the Company or any of its Subsidiaries is a party and pursuant to which (1) the Company or any of its Subsidiaries is authorized to use any Company Intellectual Property or exercise any rights with respect thereto or (2) any other Person is authorized to use any Company Owned Intellectual Property or exercise any rights with respect thereto, other than (x) in the case of clause (1), non-disclosure agreements, in-bound “shrink-wrap” end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company or any of its Subsidiaries to their customers and (y) in the case of clause (2), non-disclosure agreements.

(b) Each item of Company Intellectual Property is either: (i) owned solely by the Company or one of its Subsidiaries free and clear of any Liens; (ii) in the public domain; or (iii) rightfully used and authorized for use by the Company or one of its Subsidiaries pursuant to a valid and enforceable written license or other valid and enforceable grant of a right by a third party. Other than non-disclosure agreements and in-bound “shrink-wrap” end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company or any of its Subsidiaries to its customers, all of the Company Intellectual Property that is used or held for use by the Company or any of its Subsidiaries pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Schedule 3.14(b). Except as set forth on Schedule 3.14(b), the Company and its Subsidiaries (1) have all Company Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted, (2) to the knowledge of the Company, have or can obtain as generally commercially available products and on commercially reasonable terms all material third party Intellectual Property that is currently contemplated as of the date hereof to be necessary for the NetScaler release 7.0, and (3) with respect to the Company Owned Intellectual Property, and subject to any rights granted under licenses out to which the Company or any of its Subsidiaries are a party and which are either (x) disclosed on Schedule 3.14(a) or (y) described in clause (y) of Section 3.14(a), have the right to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Owned Intellectual Property in all geographic locations and fields of use, and to sublicense any or all of such rights to third parties, including the right to grant further sublicenses.

(c) Except as set forth on Schedule 3.14(c), the Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property, nor does the Company have knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and neither the Company nor any of its Subsidiaries is in default thereunder, nor to the knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such agreement in default thereunder. Following the Closing Date, the Final Surviving Entity will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements with respect to the Company Intellectual Property to the same extent the Company and each Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party other than as expressly set forth in the Agreements disclosed in Schedule 3.14(b), nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any of its Subsidiaries or the Final Surviving Entity, as successor to the Company or any such Subsidiary, in the Company Intellectual Property.

(d) The (i) use of the Company Owned Intellectual Property and (ii) to the knowledge of the Company, use of the Company Intellectual Property, does not (x) infringe any other Person’s copyright, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other Intellectual Property right, or (y) give rise to, and if sold, licensed and marketed following the Closing Date in the same manner as the Company currently sells, licenses and markets, will not give rise to any claim of unfair competition under applicable Law. No funds or facilities of any university or Governmental Entity were used in the development of Company Owned

Intellectual Property. To the knowledge of the Company, no claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any of its Subsidiaries of any of the Company Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company and its Subsidiaries infringes or will infringe on any Intellectual Property or other proprietary or personal right of any Person have been asserted against the Company or any of its Subsidiaries or, to the Company’s knowledge, are threatened by any Person nor, to the Company’s knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including, without limitation, interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Owned Intellectual Property, other than review of pending patent and trademark applications, and to the Company’s knowledge no such proceedings are threatened or contemplated by any Governmental Entity or any other Person. To the knowledge of the Company, all Company Registered Intellectual Property that is not an application is valid and subsisting. To the Company’s knowledge, there is no unauthorized use, infringement, or misappropriation of any Company Owned Intellectual Property by any third party or Employee.

(e) The Company and its Subsidiaries have secured from all parties (including Employees thereof) who have created any portion of, or who would otherwise have any ownership rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and each Subsidiary. Except as set forth on Schedule 3.14(e), the Company has provided true and complete copies of such assignments to Parent.

(f) Except as set forth on Schedule 3.14(f), and except for non-disclosure agreements and in-bound “shrink-wrap” end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company to its customers for which no representation is made, the transactions provided for under this Agreement will not alter, impair or otherwise affect any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.

(g) The Company Owned Intellectual Property is not subject to any source code escrow agreement or similar agreement providing for the release or disclosure of any of the Company’s or any of its Subsidiaries’ source code upon the occurrence of specified events.

(h) The Company and its Subsidiaries have taken commercially reasonable measures (1) to protect the proprietary nature of the Company Owned Intellectual Property and (2) to maintain in confidence all trade secrets and confidential information owned by the Company or any of its Subsidiaries, except in the case of clauses (1) and (2) where the Company or any of its Subsidiaries has determined in the ordinary course of business not to maintain such information in confidence.

(i) To the Company’s knowledge, the Company Owned Intellectual Property does not contain any “viruses.” For the purposes of this Agreement, “viruses” mean any computer code designed to disrupt, disable or harm in any unauthorized manner the operation of any software or hardware. To the Company’s knowledge, none of the Company Owned Intellectual Property contains any unauthorized worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(j) Except as set forth on Schedule 3.14(j), the Company Owned Intellectual Property does not include any Publicly Available Software. Neither the Company nor any of its Subsidiaries have used Publicly Available Software in whole or in part in the development of any part of Company Owned Intellectual Property in a manner that may subject the Company Owned Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software. To the knowledge of the Company, no source code licensee of the Company or any of its Subsidiaries has received from the Company or any of its Subsidiaries or distributed to any third party any combination of Publicly Available Software and Company Intellectual Property in a manner that may subject the Company Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software.

(k) None of the Company’s or any of its Subsidiaries’ professional services agreements with their customers, their agreements with merchants, their agreements with outside consultants for the performance of professional services on the Company’s, its Subsidiaries’ or customers’ behalf, nor any agreement or license with any end user or reseller of the Company’s or any of its Subsidiaries products, confers upon any Person other than the Company or any of its Subsidiaries any ownership right with respect to any Intellectual Property developed by or for Company pursuant to such agreement or license.

(l) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any Person.

(m) Neither the Company nor any of its Subsidiaries has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of the Company Owned Intellectual Property or restrict the ability of the Company or any of its Subsidiaries to enforce, license, or exclude others from using the Company Owned Intellectual Property.

3.15 Product Warranties; Defects; Liabilities. Each product (including any software product) manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries (the “Company Products”) was in material conformity with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties at the time of such manufacture, sale, license, lease or delivery except for such non-conformities (i) as only require replacement or repair in the ordinary course of business consistent with past practice or (ii) for which (and to the extent) there is a specific reserve set forth on the Company Balance Sheet. Neither the Company nor any of its Subsidiaries has any material liability or obligation (and to the Company’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations (i) for replacement or repair incurred in the ordinary course of business consistent with past practice or (ii) for which (and to the extent) there is a specific reserve set forth on the Company Balance Sheet. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Schedule 3.15 includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products.

3.16 Agreements, Contracts and Commitments. Except as set forth on Schedule 3.16, Schedule 3.25(a), Schedule 3.26(b), Schedule 3.26(c), or Schedule 3.25(g), neither the Company nor any of its Subsidiaries has, is a party to or is bound by:

(i) any collective bargaining agreement;

(ii) any employment or consulting agreement, contract or commitment with any current Employee, contractor, consultant or advisor or with any other Employee or former contractor, consultant, or advisor under which the Company or any of its Subsidiaries has any outstanding obligation or liability;

(iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement;

(iv) any commission and/or sales agreement with any current Employee, individual consultant or salesperson, or with any other Employee, former individual consultant or former salesperson under which the Company or any of its Subsidiaries has any outstanding liability or obligation, or under which a firm or other organization provides commission or sales-based services to the Company or any of its Subsidiaries;

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements;

(vi) any fidelity or surety bond or completion bond;

(vii) any lease of personal property having a value individually in excess of $100,000;

(viii) any agreement of indemnification or guaranty to any third party (other than agreements for the sale or resale of Company Products entered into in the ordinary course of business which provide indemnification only for patent infringement and which expressly disclaim special, consequential and punitive damages and for which the indemnification liability of the Company and its Subsidiaries in the aggregate is not material);

(ix) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(x) any agreement relating to capital expenditures and involving future payments in excess of $100,000;

(xi) any agreement relating to (A) the acquisition or disposition of assets outside the ordinary course of the Company’s or any of its Subsidiaries’ business, in each case involving $100,000 or more or (B) the acquisition or disposition of any interest (including any asset purchase, whether or not in excess of $100,000) in any business enterprise;

(xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit, including guaranties referred to in clause (viii) hereof, other than accounts receivable and accounts payable arising in the ordinary course of business;

(xiii) any unpaid or unperformed purchase order or purchase contract (including for services) involving $100,000 or more;

(xiv) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement involving $100,000 or more;

(xv) any agreement pursuant to which the Company or any of its Subsidiaries has granted or may be obligated to grant in the future, to any Person, a source-code license or option or other right to use or acquire source code, including any agreements which provide for source code escrow arrangements;

(xvi) any sales representative, original equipment manufacturer, value added re-seller, re-marketer or other agreement for distribution of the Company’s or any of its Subsidiaries’ products or services, or the products or services of any other Person, other than re-seller agreements that have generated less than $100,000 in sales over the last twelve (12) month period;

(xvii) any agreement pursuant to which the Company has advanced or loaned any amount to any Stockholder of the Company or any Employee, or consultant thereof, other than business travel advances in the ordinary course of business consistent with past practice; or

(xviii) any other agreement that involves $100,000 or more or is not cancelable without penalty within ninety (90) days.

Each Contract is in full force and effect. The Company and each of its Subsidiaries are in material compliance with and have not materially breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both).

3.17 Change of Control Payments. Schedule 3.17 sets forth each plan, agreement or arrangement (whether written or oral) pursuant to which any amounts may become payable (whether currently or in the future) to any Employee as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

3.18 Interested Party Transactions.

(a) To the Company’s knowledge, no officer, director or Affiliate of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services or (iii) a beneficial interest in any Contract; provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.18.

(b) There are no receivables of the Company or any of its Subsidiaries owing by any Employee or consultant to the Company or any of its Subsidiaries (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established Employee reimbursement policies and consistent with past practice). None of the Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of its Subsidiaries.

3.19 Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Law. The Company and each of its Subsidiaries is in compliance with its stated privacy policies contained on the Company’s and such Subsidiary’s websites, including, without limitation, www.netscaler.com, and all applicable privacy and anti-SPAM Laws.

3.20 Litigation. There is no material action, suit or proceeding of any nature pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets or any of their respective Employees in connection with their role as Employees of the Company or its Subsidiaries, as the case may be, nor, to the knowledge of the Company, is there any reasonable basis therefor. There is no material investigation pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or any of their respective officers, directors or Employees by or before any Governmental Entity.

3.21 Insurance. Schedule 3.21 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of the Company, any of its Subsidiaries or any Affiliate thereof, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, its Subsidiaries and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of a threatened termination of, or material premium increase with respect to, any of such policies. None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any Affiliate of either, has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

3.22 Minute Books and Corporate Registers . The corporate minutes and corporate/statutory registers of the Company and its Subsidiaries made available to counsel for Parent contain complete and accurate records of all material actions taken, and summaries of all meetings held, by the Stockholders and the board of directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each Subsidiary, as the case may be.

3.23 Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Hazardous Material. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”). No Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including, without limitation, the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. The Company and each of its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted.

(d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened, concerning any Environmental Permits, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance which could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.

3.24 Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.24, neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements. The Company has previously provided Parent with a copy of all agreements set forth on Schedule 3.24.

3.25 Employee Plans.

(a) Changes to Employee Plans. Schedule 3.25(a) sets forth each Company Employee Plan. Neither the Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

(b) Employee Plan Documents. The Company has previously provided to Parent (i) correct and complete copies of all documents embodying or materially relating to each Company Employee Plan, including all amendments thereto and written interpretations thereof, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust, (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and material correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity specific to any Company Employee Plan, (vii) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts, (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules other than individual employee statements of benefits or distribution notices issued in the ordinary course of business, or other events which would result in any material liability to the Company and which are not reflected in the current summary plan description, if any, and plan document, (ix) all forms and related notices relating to the provision of post-employment continuation of health coverage, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan, (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year, and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c) Employee Plan Compliance. (i) The Company and each Subsidiary has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Law, including, without limitation, ERISA or the Code, (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the so called “GUST” and EGTRRA legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter, (iii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan, (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or concerning the assets of any Company Employee Plan, and (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event), (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan, (vii) all annual reports and other filings required by the DOL or the IRS have been timely made, (viii) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code, and (ix) no Company Employee Plan is sponsored or maintained by any Co-Employer.

(d) Pension Plans. None of the Company, any of its Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code.

(e) Multiemployer Plans. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(f) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other Employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other Employee welfare benefits upon their retirement or termination of employment, except to the extent required by Law.

(g) Effect of Transaction. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

3.26 Employment Matters.

(a) Schedule 3.26(a) sets forth, with respect to each current Employee (including any current Employee who is on a leave of absence or on layoff status subject to recall), (i) the name of such current Employee and the date as of which such current Employee was originally hired by the Company or any of its Subsidiaries, and whether the current Employee is on an active or inactive status, (ii) such current Employee’s title, if any, (iii) such current Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or statutory benefits payable to the current Employee and/or commission potential and severance pay potential, (iv) each current benefit plan in which such current Employee participates or is eligible to participate, and (v) any governmental authorization, permit or license that is held by such current Employee and that is used in connection with the Company’s business. Except as set forth on Schedule 3.26(a), each Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b) Schedule 3.26(b) contains a list of Persons who are currently performing services for the Company or any of its Subsidiaries and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with the Person. Any such agreements have been provided to Parent and are set forth on Schedule 3.26(b). Any Persons now or heretofore engaged by the Company or any of its Subsidiaries as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws.

(c) Each Employment Agreement not set forth on Schedule 3.26(b) is set forth on Schedule 3.26(c) and a copy of each such Employment Agreement and any amendment thereto has been provided to Parent. Except as set forth in Schedule 3.26(c), the employment of each of the current Employees is terminable by the Company at will. All agreements that provide that a current Employee is not employed at will are identified in Schedule 3.26(c).

(d) The Company and each Subsidiary has provided to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements, and other materials relating to the employment of the current Employees including, without limitation, copies of registration certificates with any relevant Governmental Entity since incorporation and copies of all statutory filings since incorporation.

(e) (i) As of the date hereof, none of the current Employees have given the Company or any of its Subsidiaries notice or any other communication terminating his or her employment with the Company or any of its Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of its Subsidiaries or in connection with the transactions contemplated by this Agreement, or notice or any other communication indicating that he or she will not accept employment with Parent immediately following the Effective Time, (ii) neither the Company nor any of its Subsidiaries has a present intention to terminate the employment of any current Employee, (iii) to the Company’s knowledge, no current Employee has received, or is currently considering, an offer to join a business that likely would be competitive with the Company’s or any of its Subsidiaries’ business, (iv) to the Company’s knowledge, no Employee, consultant or contractor is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which could reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any of its Subsidiaries, or (B) the Company’s business or operations, (v) to the Company’s knowledge, no current Employee, contractor or consultant is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such current Employee, contractor or consultant to be employed or retained by the Company or any of its Subsidiaries, as the case may be, and (vi) neither the Company nor any of its Subsidiaries is, and neither has ever been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

(f) Neither the Company nor any of its Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. Neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any of its current Employees.

(g) Neither the Company nor any of its Subsidiaries is engaged, nor to the Company’s knowledge has ever been engaged, in any unfair labor practice of any nature, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company or any of its Subsidiaries. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any of its Subsidiaries or any Employees in connection with their employment with the Company or any of its Subsidiaries. There is not now pending, and to the Company’s knowledge no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that could reasonably be expected to give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, the California Labor Code and its related wage orders and regulations, and under any applicable Law. Neither the Company nor any of its Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) Except as set forth in Schedule 3.26(i), neither the Company nor any of its Subsidiaries has a severance pay practice or policy. Except as set forth in Schedule 3.26(i), (i) neither the Company nor any of its Subsidiaries is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than earned wages, accrued vacation, or other accrued paid time off in accordance with the Company’s and its Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable Law or otherwise, and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any of its Subsidiaries of any Persons employed by the Company or any of its Subsidiaries on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises, or may be deemed to exist or arise, under any Company or any of its Subsidiaries’ benefit or severance policy, practice, agreement, plan, program, Law applicable thereto or otherwise, including, without limitation, severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company shall have satisfied in all material respects all of its obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever with respect to events that occur on or before the Closing Date.

(j) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees.

(k) There are no claims pending or, to the Company’s knowledge, threatened, before any Governmental Entity by any Employees for compensation, severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other person arising out of the Company’s or any of its Subsidiaries’ status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise. In addition, there are no pending, or, to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries under any workers compensation policy or long-term disability policy.

(l) The Company and each Subsidiary, and to the Company’s knowledge each current Employee, is in compliance in all material respects with all applicable visa and work permit requirements, and no visa or work permit held by a current Employee is expected to expire during the six (6) month period beginning at the date of this Agreement.

(m) Neither the execution nor the delivery of this Agreement, nor the carrying on of the Company’s and its Subsidiaries’ business as currently conducted nor any activity of any current Employees or consultants in connection with the carrying on of the Company’s and its Subsidiaries’ business as currently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, current Employees or consultants is now bound.

3.27 Foreign Corrupt Practices Act. Each of the Company and its Subsidiaries (including their respective officers or directors) is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder.

3.28 Approvals. The aggregate number of shares of Company Common Stock and Company Preferred Stock owned by those Persons entering into Voting Agreements as of the date hereof constitutes a sufficient number of shares of the Company Common Stock and the Company Preferred Stock to approve this Agreement, the Merger, the Escrow Agreement and the transactions contemplated hereby and thereby under the Company Certificate of Incorporation, the CGCL, and the DGCL and constitute the Company Stockholder Requisite Approval.

3.29 Representations Complete. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the full corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Related Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the LLC Certificate of Merger with the Secretary of State of the State of Delaware to consummate the LLC Merger, (iii) the filing of a permit application for and the issuance of the California Permit by the California Department of Corporations, or the filing and effectiveness of a Registration Statement on Form S-4, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the HSR Act, or antitrust or competition Laws of other jurisdictions, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws.

4.3 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable; provided, however, that the shares of Parent Common Stock to be issued hereunder to Affiliates of the Company will be subject to restrictions on transfer under Rule 145.

4.4 SEC Filings; Parent Financial Statements.

(a) Parent has timely filed all forms, reports, and documents required to be filed by Parent with the Securities and Exchange Commission (the “SEC”) since January 1, 2003 (collectively, as amended, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of Parent (including, in each case, the notes thereto) included in the Parent SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s and its subsidiaries’ operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments).

4.5 No Material Adverse Change. Since March 31, 2005 and through and including the date of this Agreement, there has not occurred any Parent Material Adverse Effect.

4.6 Capitalization. The authorized capital stock of Parent consists of: 5,000,000 shares of preferred stock, $.01 par value per share (the “Parent Preferred Stock”), of which no shares are issued or outstanding; and 1,000,000,000 shares of Parent Common Stock, of which: (a) as of May 27, 2005, approximately 170,022,143 shares were issued and outstanding (not including treasury shares) and (b) as of May 27, 2005, approximately 68,225,997 shares were reserved for issuance pursuant to Parent’s stock option and stock purchase plans (the “Parent Options”). Except for the Parent Preferred Stock, the Parent Options and for structured share repurchase agreements, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound obligating Parent or any of its subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or any capital stock of its subsidiaries or obligating Parent or any of its subsidiaries to enter into any such option, warrant, call, right, commitment or agreement.

4.7 Brokers’ and Finders’ Fees. Except for fees payable to Lehman Brothers, Inc. for services provided in connection with the transactions contemplated by this Agreement, neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements.

4.8 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which either is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any violation of or default under (with or without notice or lapse of time, or both) (i) any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, as in effect on the date hereof, (ii) any contract to which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is subject, or (iii) any Law applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible), except, in the case of (ii) or (iii), for such violations or defaults as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

4.9 Litigation. There is no action, suit or proceeding of any nature pending or, to Parent or Merger Sub’s knowledge, threatened against Parent or Merger Sub, any of their respective properties or any of their respective Employees, that would have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in accordance with the terms of this Agreement. There is no investigation pending or, to Parent or Merger Sub’s knowledge, threatened against Parent or Merger Sub, any of their respective properties or any of their respective officers, directors or employees by or before any Governmental Entity, that would have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

4.10 Availability of Funds Parent currently has access to sufficient funds and will at Closing have sufficient funds to pay the Cash Consideration.

ARTICLE V

SECURITIES ACT COMPLIANCE; STOCKHOLDER APPROVAL

5.1 Securities Act Exemption. It is intended that the Parent Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemption from the registration requirements of Section 5 of the Securities Act set forth in Section 3(a)(10) thereof.

5.2 California Permit; Fairness Hearing. Parent and the Company shall use their commercially reasonable efforts to file, within seven (7) Business Days following the execution of this Agreement, all necessary documents, and Parent shall use its commercially reasonable efforts to apply to obtain a permit (a “California Permit”) from the Commissioner of

Corporations of the State of California (after a hearing before such Commissioner) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under the Securities Act, pursuant to the exemption provided by Section 3(a)(10) thereof, and the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”) for filing with the California Permit application. The Company shall cooperate with, and provide information to, Parent in connection with Parent’s application for the California Permit. The Company and Parent will respond to any comments from the California Department of Corporations and work together in good faith and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing; provided, however, that no party shall be required to modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, in order to obtain the California Permit. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or appropriate under the Fairness Hearing Law and applicable securities Laws for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates, the form and content of which shall not have been approved by Parent prior to such inclusion. As promptly as practical after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.

5.3 Registration Statement. In the event that the Commissioner of Corporations of the State of California denies the California Permit or if the parties mutually determine that they will not receive the California Permit by September 25, 2005 (the “Determination Date”), then Parent shall promptly file a registration statement on Form S-4 with the SEC (the “Registration Statement”) for purposes of registering under the Securities Act the offering and issuance of the shares of Parent Common Stock to be issued in the Merger, in which case:

(a) the Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time it shall have obtained knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the proxy statement and/or prospectus to be sent to Stockholders in connection with the Company Stockholders Meeting (the “Proxy Statement”), in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law, and the Company and Parent shall cooperate in filing with the SEC or its staff or any other government officials, and/or delivering to the holders of Company Capital Stock, any such amendment or supplement;

(b) the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement, which shall include the Proxy Statement, and shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable thereafter;

(c) each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing;

(d) the Registration Statement, the Proxy Statement and any other materials submitted to the Stockholders in connection with the Company Stockholders’ Meeting will comply in all materials respects with applicable Law;

(e) the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(f) the information supplied by the Parent for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

(g) if the SEC requires a Tax opinion in connection with the filing of the Registration Statement, (i) Parent shall cause Bingham McCutchen LLP, counsel to Parent, to provide such opinion addressed to Parent and (ii) the Company shall cause Wilson Sonsini Goodrich & Rosati, counsel to the Company, to provide such opinion addressed to the Company; provided, that the issuance of such opinions shall be conditioned upon the receipt by Bingham McCutchen LLP and Wilson Sonsini Goodrich & Rosati, respectively, of customary representation letters from each of the Company and Parent in a form reasonably agreed to by the parties, and the parties shall otherwise reasonably cooperate with each other in the issuance of such legal opinions.

5.4 Stockholder Approval.

(a) As promptly as practicable, but in no event more than two (2) Business Days, after the receipt of a California Permit or after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, the Company shall submit this Agreement and the transactions contemplated hereby to the Stockholders for approval and adoption as provided by the DGCL and the Company Certificate of Incorporation and By-laws of the Company. Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (A) the escrow and indemnification obligations of the Stockholders set forth in Article X hereof and the deposit of the Escrow Amount with the Escrow Agent and (B) the appointment of Gaurav Garg as the Stockholder Representative, with the rights and responsibilities set forth in this Agreement. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the Related Agreements, and include the recommendation of the board of directors of the Company in favor of the Merger, this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement, and a statement that the Company’s board of directors has determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Stockholders. The Company shall use its commercially reasonable efforts to obtain the approval or consent of its Stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable following the date hereof and, in any event, within thirty (30) days following the receipt of the California Permit or the date on which the Registration Statement is declared effective by the SEC pursuant to the Securities Act.

(b) Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates, the form and content of which shall not have been approved by Parent prior to such inclusion, which approval shall not be unreasonably withheld. The Company shall use its commercially reasonable efforts to obtain the consent of its Stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable following the distribution of the Soliciting Materials. The Soliciting Materials shall include all notices and disclosures required under Section 262 of the DGCL and Sections 1300 through 1311 of the CGCL. The Company and Parent shall mutually agree as to whether the approval of this Agreement and the Merger and the transactions contemplated hereby by the Stockholders shall be sought by written consent or by means of a Stockholder meeting (the “Company Stockholders Meeting”). If approval is sought by means of a Company Stockholders Meeting, the Company and Parent shall mutually agree to the date of the Company Stockholders Meeting and the Company shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders Meeting without the consent of Parent, which consent shall not be unreasonably withheld.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company and Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed) to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company, any of its Subsidiaries or their respective businesses. Except as expressly contemplated by this Agreement, the Company shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(a) Re-price any Company Options or Company Warrants, accelerate the vesting of any Company Option or Company Warrant, or authorize cash payments in exchange for any outstanding Company Option or Company Warrant or permit the exercise price of any outstanding Company Option or Company Warrant to be paid by means other than by cash, check, under a formal cashless exercise program, or with certain shares of the Company’s Common Stock that have been owned by the optionee for at least six months;

(b) Enter into any Contract to which the Company or any of its Subsidiaries would be a party or by which they or any of their assets would be bound other than in the ordinary course of business or make any payments or enter into any commitment or transaction outside of the ordinary course of business or in excess of $100,000 in any individual case;

(c) Issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or Subsidiary Securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for the issuance of Company Common Stock upon exercise of presently outstanding Company Options and Company Warrants; provided that (i) the Company timely pays in cash all Taxes required to be withheld and paid in connection with such exercise or conversion, (ii) the amount of such Taxes is contributed to the Company in cash or check by the Person exercising or converting such Company Option or Company Warrant, (iii) for purpose of determining the amount of such Taxes, the fair market value of the Company Common Stock received pursuant to such exercise or conversion is equal to the maximum aggregate consideration payable with respect to such Company Common Stock pursuant to this Agreement, including for this purpose any consideration to be deposited with the Escrow Agent as part of the Escrow Amount and (iv) the Company promptly notifies Parent of such exercise or conversion);

(d) (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person, or (ii) otherwise acquire or agree to acquire (A) any material assets outside of the ordinary course of business or (B) any assets in the ordinary course of business in an amount in excess of $100,000 in the case of a single transaction or in excess of $200,000 in the aggregate;

(e) Hire or engage any Employees or consultants, or encourage any current Employees or consultants to resign from the Company or any of its Subsidiaries, or promote any current Employees or change the employment status or titles of any of the current Employees, except for the hiring or promotion of Employees or consultants at non-executive levels in the ordinary course of business at compensation rates comparable to other current Employees or consultants at similar levels;

(f) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

(g) Take any action that would have been a breach of any of the provisions of Section 3.9 had such action occurred after the Balance Sheet Date and prior to the date of this Agreement (without regard for disclosures on the Schedules); or

(h) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (g) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Information. The Company shall afford Parent and its accountants, legal counsel, and other representatives reasonable and timely access during normal business hours during the period prior to the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and (b) all other information concerning the business, properties, products, services and personnel of the Company and its Subsidiaries as Parent may reasonably request. To the extent available, the Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 7.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

7.2 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement, dated as of April 28, 2005 (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

7.3 Public Disclosure. Unless otherwise required by Law (including, without limitation, applicable securities Laws) or by regulatory authority, prior to the Effective Time no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (other than as contemplated by this Agreement and other than a press release, Form 8-K and a stockholder conference call by Parent in connection with the execution of this Agreement) unless approved by Parent and the Company prior to release; provided, that such approval shall not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, in the event that Parent is required by Law to make any such disclosure, Parent shall notify the Company prior to making such disclosure and shall use commercially reasonable efforts to give the Company an opportunity to comment on such disclosure.

7.4 Consents. The Company shall promptly apply for or otherwise promptly seek and use its commercially reasonable efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers, or approvals under any of the Contracts in order to preserve the benefits thereunder for the Final Surviving Entity and otherwise in connection with the Merger.

7.5 Blue Sky Laws. Parent shall use its commercially reasonable efforts to comply with the securities and blue sky Laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky Laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

7.6 Conditions to the Merger; Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each of the parties to this Agreement shall use its commercially reasonable efforts to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will use its commercially reasonable efforts to obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; provided, however, (i) Parent shall not be required to modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, in order to obtain the California Permit and (ii) Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s Affiliates of any shares of capital stock or of any business, assets or property of Parent or its Affiliates or of the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, property and stock. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

7.7 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company, on the one hand, or Parent or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

7.8 Company Affiliates. Schedule 7.8 sets forth those Persons who may be “affiliates” of the Company, in the Company’s reasonable judgment, within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145”) (each such Person, a “Rule 145 Affiliate”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Merger Sub shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and to place the following legend on the certificates evidencing any Parent Common Stock to be received by any Rule 145 Affiliates pursuant to the terms of this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if the Rule 145 Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

7.9 Form S-8. As soon as practicable (but in no event more than five (5) Business Days) after the Effective Time, Parent shall file a Registration Statement on Form S-8 with the SEC covering the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 7.13(a).

7.10 Nasdaq National Market. To the extent required by the Nasdaq National Market (“Nasdaq”), Parent shall cause the shares of Parent Common Stock issuable in connection with the Merger to be authorized for listing on Nasdaq as of the Effective Time, subject to official notice of issuance.

7.11 Employee Confidentiality and Non-Solicitation Agreements. The Company will use its commercially reasonable efforts to cause the Continuing Employees to execute Employee Confidentiality and Non-Solicitation Agreements in the form attached hereto as Exhibit D (the “Employee Confidentiality and Non-Solicitation Agreements”) on or before the Closing.

7.12 Benefit Arrangements.

(a) Subject to the other provisions of this paragraph, Parent agrees that all full-time employees of the Company and its Subsidiaries who continue employment with the Final Surviving Entity after the Effective Time (the “Continuing Employees”) shall have the opportunity to participate, or to continue to participate, in employee benefit plans and arrangements of the Final Surviving Entity or, at the Parent’s election, of the Parent, that provide the following benefits: medical/dental/vision insurance, life insurance and short-term and long-term disability insurance (the “Plans”). Parent intends to transition the Continuing Employees into Plans maintained by Parent or its Subsidiaries effective no later than January 1, 2006. Participation of the Continuing Employees in such Plans shall be in accordance with the terms and conditions of the Plans; provided, however, that nothing in this Section 7.12 or elsewhere in this Agreement shall limit the right of Parent or the Final Surviving Entity to amend or terminate any such benefit at any time. Nothing in this Section 7.12 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Interim Surviving Corporation, the Final Surviving Entity or any other Subsidiary of Parent, and the employment of each Continuing Employee shall be “at will” employment, if permitted under applicable Law.

(b) Parent will cause Continuing Employees (i) to have benefits (excluding equity compensation) that are substantially similar or more advantageous, in the aggregate, to the benefits provided by either, at Parent’s election, (x) the Company or any of its Subsidiaries to the Continuing Employees (and their eligible dependents) immediately prior to the Closing Date, or (y) Parent or its subsidiaries to employees of Parent or its subsidiaries (and their eligible dependants) serving in comparable positions. To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its Plans following the Closing Date, (i) Parent will allow such Continuing Employees and their eligible dependents to participate in such Plans on terms no less favorable than those provided to similarly situated employees of Parent or its subsidiaries, (ii) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such for years of service with the Company (or any of its Subsidiaries) prior to the Closing Date, and (iii) subject to any third party insurer’s consent, Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived (to the extent not applicable under the Company’s Plans) and will provide credit for any co-payments and deductibles prior to the Closing Date but in the plan year which includes the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Closing Date. Notwithstanding the foregoing, after the Closing Date the Continuing Employees (i) shall no longer accrue paid time off in accordance with the Company’s paid time off (including vacation) policy and (ii) shall accrue paid time off in accordance with Parent’s paid time off (including vacation) policy as in effect on the date hereof and as it may be amended from time to time thereafter as to employees generally, with full credit under the Company’s policy for any accumulated but unused paid time off as of the Closing Date. No payment in lieu of paid time off shall be made in connection with the Closing, except to the extent otherwise required by Law.

(c) The Company agrees that it will take all reasonably necessary actions to cause its 401(k) plan to be terminated prior to the Effective Time, including without limitation having the Company’s board of directors vote to so terminate the Company’s 401(k) plan. As soon as practicable after the Closing Date, Parent shall permit the Continuing Employees to enroll in Parent’s 401(k) plan.

7.13 Company Options.

(a) Unvested Options and Out-Of-The-Money Options. Effective as of the Effective Time, Parent shall assume the Company Option Plan and such Unvested Options and Out-Of-The-Money Options that are issued and outstanding as of immediately prior to the Effective Time and the option agreements representing such Unvested Options and Out-Of-The-Money Options; provided, however, that (i) each Unvested Option and each Out-Of-The-Money Option so assumed shall thereafter be exercisable for such number of shares of Parent Common Stock as equals the number of unvested shares of Company Common Stock subject to such Unvested Option and the number of shares of Company Common Stock subject to Out-Of-The-Money Options, as applicable, multiplied by the Option Exchange Ratio, (ii) the exercise price per share of each such assumed Unvested Option and each such assumed Out-Of-The-Money Option shall be equal to the exercise price per share set forth in the option agreement for such Unvested Option or Out-Of-The-Money Option, as applicable, divided by the Option Exchange Ratio, and (iii) the vesting schedule for each such assumed Unvested Option and each such Out-Of-The-Money Option shall remain unchanged (except as required to reflect the adjustment in the number of shares covered by each such Unvested Option and each such Out-Of-The-Money Option) and as set forth in the option agreement for such assumed Unvested Option and each such Out-Of-The-Money Option without any acceleration whatsoever in connection with such assumption. The Company and the administrator of the Company Option Plan (the “Administrator”) shall use commercially reasonable efforts to cause (i) the Company Option Plan and all Unvested Options and Out-Of-The-Money Options that are issued and outstanding as of immediately prior to the Effective Time to be assumed on the terms and conditions set forth in the preceding sentence such that the vesting of no such Unvested Options or Out-Of-The-Money Options is accelerated, and (ii) the Company Option Plan to be amended such that, after the Effective Time, (x) no further option grants may be made under the Company Option Plan, and (y) outstanding Company Options cannot be repriced. The holders of Unvested Options and Out-Of-The-Money Options have been or will be properly given, or shall have properly waived, any required notice prior to the Merger.

(b) Vested Options.

(i) Parent shall not assume any Vested Options (other than Out-Of-The-Money Options as provided in Section 7.13(a)) . The Company and the Administrator shall use commercially reasonable efforts to cause all Vested Options (other than Out-Of-The-Money Options), to the extent not previously exercised, to be terminated effective as of immediately prior to the Effective Time without resulting in any acceleration of the vesting of any Unvested Options. The Company shall deliver proper notice to each holder of a Vested Option (other than Out-Of-The-Money Options) pursuant to Section 12(c) of the Company Option Plan informing such holder that (i) such Vested Option will not be assumed in the Merger, (ii) such holder has fifteen (15) days to notify the Company of its intent to exercise such Vested Option and, if so, to deliver to the Company the exercise price for such Vested Option in accordance with the terms of the Company Option Plan, and (iii) if not so exercised, each Vested Option shall terminate effective as of immediately prior to the Effective Time.

(ii) Notwithstanding the foregoing, for a period beginning on the Closing Date and ending on the three (3)-month anniversary of the Closing Date, Parent shall pay to each holder of a Vested Option that (A) terminated immediately prior to the Effective

Time as a result of the actions described in Section 7.13(b)(i) above, (B) was not an Out-Of-The-Money Option, and (C) was not exercised prior to the Effective Time, if and only if such holder delivers to Parent (x) an affidavit from such holder setting forth a reasonable explanation as to why such holder was unable to exercise his, her or its vested option in a timely manner prior to the Effective Time, (y) such holder’s original option agreement (or an affidavit of loss) and a Form W-8 or Form W-9, as applicable, and (z) a duly executed waiver and release, in form and substance acceptable to Parent, of any claims, demands or causes of action such holder may have against Parent, the Company, the Interim Surviving Corporation and the Final Surviving Entity, an amount equal to (i) the Per Share Common Merger Consideration minus (ii) the per share exercise price for each such Vested Option, as if such holder exercised the Vested Option in full immediately prior to the Effective Time, subject to all of the terms and conditions of this Agreement, including, without limitation, Section 2.6 and the escrow and indemnification provisions set forth in Article X (any such holder of Vested Options paid pursuant to the terms of this Section 7.13(b)(ii), a “Non-Exercising Payee”).

7.14 Company Warrants; Preferred Stock. Parent shall assume the Company Warrants; provided, however, the Company shall use its commercially reasonable efforts to cause all Company Warrants, to the extent not previously exercised, to be terminated effective as of immediately prior to the Effective Time. The Company shall deliver proper notice prior to the Merger to each holder of Company Preferred Stock required pursuant to the terms thereof (or such notice shall have been properly waived by the holders of Company Preferred Stock).

7.15 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 11.1 hereof, the Company shall not (nor shall the Company permit any of its Subsidiaries or any of their respective Employees, Stockholders, advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets or technologies of the Company or its Subsidiaries, or any amount of the Company Capital Stock or any Subsidiary Securities (whether or not already outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise, or effect any such transaction (a “Proposal”), (ii) disclose any confidential information to any Person concerning the business, technologies or properties of the Company or its Subsidiaries (other than in the ordinary course of business in connection with sales of its products), or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any Proposal, or (iv) enter into any agreement with any Person with respect to a Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Proposal, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately (x) suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (y) notify Parent thereof, including information as to the material terms of the Proposal.

The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.15 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7.15 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Employee, Stockholder, agent, advisor, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

7.16 Resignation of Officers and Directors. The Company shall obtain the resignations of the officers and directors of the Company and its Subsidiaries, effective as of the Effective Time, and, to the extent required by Law with respect to any of the Company’s Subsidiaries and upon at least five (5) Business Days prior notice, shall provide for succession to such offices and directorships by designees of Parent.

7.17 HSR Act. To the extent applicable, the Company and Parent shall each use its commercially reasonable efforts to file within five (5) Business Days after the date hereof, and the Company shall use its commercially reasonable efforts to cause any applicable Stockholder of the Company to file within five (5) Business Days after the date hereof, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”), Notification and Report Forms (as defined in the HSR Act) relating to the transactions contemplated herein as required by the HSR Act as well as comparable pre-merger notification forms required by the merger notification or control Laws of any applicable jurisdiction, as reasonably agreed to by the parties. Each of the Company and Parent shall use its commercially reasonable efforts (and the Company shall use its commercially reasonable efforts to cause any applicable Stockholder of the Company) to promptly (a) supply the others with any information which reasonably may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s Affiliates of any shares of capital stock or of any business, assets or property of Parent or its Affiliates or of the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, property and stock.

7.18 Bridge Financing. In the event that the Effective Time has not occurred on or before July 31, 2005, Parent agrees to provide financing to the Company (“Bridge Financing”) prior to the Effective Time on terms (including the amount and timing of installments of the Bridge Financing based on the Company’s cash needs consistent with the Business Plan) mutually agreeable to Parent and the Company; provided, however, that in no event shall any amount of Bridge Financing be included in the definition of Long Term Debt or included in the definition of Working Capital (to the extent that the moneys borrowed were used in the ordinary course of business by the Company or its Subsidiaries pursuant to the terms of this Agreement); provided, further, that (i) any and all Debt of the Company incurred in connection with the

Bridge Financing shall be assumed by Parent at the Effective Time and (ii) if this Agreement is terminated prior to the Effective Time, then the Company shall promptly (and in any event no later than sixty (60) Business Days following the termination date) repay the entire amount of all obligations outstanding under the Bridge Financing.

7.19 Indemnification of Company Officers and Directors.

(a) Parent agrees that it will (i) assume (A) the indemnification agreements set forth on Schedule 7.19(a) between the Company and its officers and directors to which the Company is bound as of the date of this Agreement, and (B) other indemnification agreements between the Company and its officers and directors to which the Company is bound as of the date of this Agreement which are in form and substance substantially similar to the Company’s standard form indemnification agreements in use at the date of such other indemnification agreements and (ii) for a period of six (6) years after the Effective Time, indemnify, defend and hold harmless each director and officer of the Company determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) for actions taken in such person’s capacity as an officer or director of the Company, to the fullest extent permitted by applicable Law, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time (the obligations in (i) and (ii), the “Company Indemnification Obligations”). In connection therewith, Parent shall also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.19 upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent in writing thereof; provided, however, that no delay on the part of a Company Indemnified Party in notifying Parent shall relieve Parent of any liability or obligations hereunder, except to the extent Parent has been prejudiced thereby, and then only to such extent. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent, the Interim Surviving Corporation or the Final Surviving Entity shall have the right to assume the defense thereof and, provided that Parent, the Interim Surviving Corporation or the Final Surviving Entity does promptly assume and defend such claim, Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, (ii) the Company Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Company Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(c) Parent shall maintain the Company’s existing directors’ and officers’ liability insurance (“D&O Insurance”) for a period of not less than six (6) years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms and conditions no less favorable to such Company Indemnified Parties; provided, further, that if the D&O Insurance expires or is terminated or cancelled during such period, then Parent shall use its commercially reasonable efforts to obtain substantially similar D&O Insurance; provided, further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 7.19(c) in excess of $110,000 (the “Premium”); and provided, further, that if Parent is unable to obtain the amount of insurance required by this Section 7.19(c) for the Premium, Parent shall obtain as much insurance as can be obtained for an annual premium not in excess of the Premium.

(d) Parent will not, nor will Parent permit the Interim Surviving Corporation or Final Surviving Entity to, merge or consolidate with any other Person or sell all or substantially all of the Parent’s, the Interim Surviving Corporation’s or the Final Surviving Entity’s assets unless Parent, the Surviving Corporation or the Final Surviving Entity will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 7.19.

(e) The provisions of this Section 7.19 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their heirs and estates.

(f) Nothing in this Section 7.19 shall be construed to limit any right that any Indemnified Party would otherwise have to obtain indemnification or compensation from the Escrow Account in connection with any claim for indemnification and in no event shall any director or officer have any right under this Section 7.19 to indemnification for any Losses for which any Indemnified Party would have the right to be indemnified pursuant to Article X hereof, were the claims with respect to which such director or officer is seeking indemnification pursuant to this Section 7.19 brought against Parent, the Company, the Interim Surviving Corporation or the Final Surviving Entity or otherwise constituted a breach of the representations and warranties of the Company set forth in this Agreement.

7.20 DataSite Expenses. At the Closing, Parent shall pay in full, or cause to be paid in full, all DataSite Expenses.

7.21 Indian Subsidiary.

(a) At or prior to the Effective Time, the Company shall cause BV Jagadeesh to execute any share transfer documents as the “transferor” and deliver the same to the Parent, thereby evidencing the transfer of shares held in his name in the Indian Subsidiary to Parent or any Person so nominated by the Parent.

(b) The Company shall cause the board of directors of the Indian Subsidiary to approve the proposed transfer of all of the shares held by the Company and the 10 shares held by BV Jagadeesh (as designee of the Company) to a designee of Parent at least five (5) Business Days prior to the Effective Time and to adopt appropriate resolutions recording this approval. The board of directors of the Indian Subsidiary shall also adopt appropriate resolutions appointing two or more designees of Parent to the board of directors of the Indian Subsidiary prior to submitting resignations of the existing directors on the board of directors of the Indian Subsidiary.

(c) The Company will use its commercially reasonable efforts to obtain/retain its corporate Tax holiday approval/registration under the Software Technology Parks of India scheme of India (“STPI”).

ARTICLE VIII

TAX MATTERS

8.1 Tax Representations. The Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing Date, subject to such exceptions as are disclosed in the Schedules, as follows:

(a) The Company and each Subsidiary have timely filed all material Tax Returns required to be filed (determined without regard to extensions). The Company and each Subsidiary have paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid. All Tax Returns filed by the Company and the Subsidiaries were complete and correct in all material respects. Neither the Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code, and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company and each Subsidiary have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no Liens for Taxes upon any of the Company’s or any of its Subsidiaries’ assets, other than Liens for ad valorem Taxes not yet due and payable, and there is no reasonable basis for the imposition of such Liens.

(b) None of the Tax Returns filed by the Company or any of its Subsidiaries or Taxes payable by the Company or any of its Subsidiaries are the subject of an audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment, to the Company’s knowledge, is contemplated.

(c) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All affirmative elections that would have a material impact on the Taxes of the Company or any of its Subsidiaries, as of the date hereof, are set forth in the Company Financial Statements or in Schedule 8.1(c).

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan (including, without limitation, any Company Employee Plan, the Company Options or Company Warrants) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any of its Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(e) Neither the Company nor any of its Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which, to the knowledge of the Company, could be treated as a partnership for federal income Tax purposes. Neither the Company nor any of its Subsidiaries, is or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor any of its Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor any of its Subsidiaries has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law. Neither the Company (other than its wholly owned Subsidiaries) nor any of its Subsidiaries owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(f) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement or similar arrangement (including, without limitation, an indemnification agreement or arrangement). Neither the Company nor any of its Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(g) The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company and its Subsidiaries in filing Tax Returns. Neither the Company nor any of its Subsidiaries will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

(h) Schedule 8.1(h) lists all jurisdictions (whether foreign or domestic) in which any income or franchise Tax Returns (or Tax Returns for similar type Taxes in foreign jurisdictions) are required to be filed by the Company or any of its Subsidiaries. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(i) The Company has delivered or made available to Parent correct and complete copies of all income Tax Returns (with relevant supporting documents), examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 1998.

(j) Since the Balance Sheet Date, there has not been any change in any method of Tax accounting or any making of a material Tax election or change of an existing material election by the Company or any of its Subsidiaries.

(k) Each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 8.1(k). Since December 31, 2004, each plan, program, arrangement or agreement identified or required to be identified on Schedule 8.1(k) has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code, IRS Notice 2005-1 and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

8.2 Tax Covenants. The parties hereto agree that:

(a) Conduct of the Company. From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, except with the prior written consent of Parent which consent shall not be unreasonably withheld or delayed.

(b) Reorganization Status. By executing this Agreement, the parties adopt a “plan of reorganization” within the meaning of Treas. Reg. Secs. 1.368-2(g) and 1.368-3 with respect to the Integrated Merger, in which the Merger and the LLC Merger are intended to constitute integrated steps. Provided that the average of the reported high and low sales prices of a share of Parent Common Stock on the last trading day prior to the Closing Date, as reported on Nasdaq, is at least $14.72, none of the parties to this Agreement will, or will cause or permit any of their respective Subsidiaries to, take any action that reasonably would be expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that in no event will any action taken by Parent or its Subsidiaries (or any of their respective representatives) which has the effect, directly or indirectly, of reducing the trading price of a share of Parent Common Stock constitute a breach of this Section 8.2(b) solely because such action has the effect of so reducing the trading price of a share of Parent Common Stock and the reduction of the price of a share of Parent Common Stock is the reason the Integrated Merger fails to so qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Tax Returns. The Company will promptly provide or make available to Parent copies of all material Tax Returns that are filed after the date of this Agreement and prior to the Closing Date.

(d) Tax Contests. Parent will have the right to conduct any Tax audit or other Tax contest after the Effective Time relating to the Interim Surviving Corporation and, after the LLC Merger Effective Time, relating to the Final Surviving Entity.

(e) Parachute Payments. The Company will take all commercially reasonable action that is necessary to ensure that no agreement, contract, arrangement or plan (including, without limitation, the Company Options and Company Warrants) of the Company or any of its Subsidiaries or, for this purpose, any options granted by Parent to employees of the Company pursuant to the transactions contemplated by this Agreement, will result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by such party) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The principal terms of this Agreement, the Escrow Agreement and the Merger, and the other items submitted for Stockholder approval as set forth in Article V, shall have been approved and adopted by the Stockholders of the Company by the requisite vote under applicable Law and the Company Certificate of Incorporation.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity brought by any Governmental Entity seeking any such order, restraint or prohibition.

(c) Regulatory Approvals. The waiting period required pursuant to the HSR Act and the regulations promulgated thereunder shall have expired or been terminated early and any approvals required in connection with the HSR Act and the regulations promulgated thereunder shall have been obtained. All waiting periods shall have expired or approvals shall have been obtained under foreign antitrust or competition laws reasonably determined by the parties to be required in connection with the Merger.

(d) California Permit; Effectiveness of Registration Statement. Either: (a) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit; or (b) the Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened and be unresolved.

9.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (i) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) those failures to be true and correct that would not, in the aggregate, have a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub. For purposes of this Section 9.2(a)(ii), the representations and warranties of Parent and Merger Sub contained in this Agreement shall be deemed to have been made without any qualification as to materiality and, accordingly, all references in such representations and warranties to “material,” “Parent Material Adverse Effect,” “in all material respects” and similar terms and phrases (including without limitation references to the dollar thresholds therein) shall be deemed to be deleted therefrom.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(c) Escrow Agreement. Each of Parent and the Escrow Agent shall have executed and delivered to the Company an escrow agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”).

(d) Legal Opinion. The Company shall have received a legal opinion from Bingham McCutchen LLP, legal counsel to Parent and Merger Sub, in form and substance reasonably acceptable to the Company.

(e) Nasdaq National Market. The Parent Common Stock shall not have been de-listed from trading on the Nasdaq National Market, and Parent shall not have received a notice from Nasdaq of its intent to de-list the Parent Common Stock that has not been resolved.

9.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (i) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) those failures to be true and correct that would not, in the aggregate, have a Company Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company. For purposes of this Section 9.3(a)(ii), the representations and warranties of the Company contained in this Agreement shall be deemed to have been made without any qualification as to materiality and, accordingly, all references in such representations and warranties to “material,” “Company Material Adverse Effect,” “in all material respects” and similar terms and phrases (including without limitation references to the dollar thresholds therein) shall be deemed to be deleted therefrom.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by it on or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(c) Legal Opinion. Parent and Merger Sub shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to the Company, in form and substance reasonably acceptable to Parent.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(e) Tax Certificate. The Company shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

(f) Acquisition Expenses and Option Proceeds. The Company shall have delivered to Parent a certificate signed by the Chief Executive Officer of the Company setting forth the Acquisition Expenses as of the Closing Date, the DataSite Expenses and the Option Proceeds.

(g) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company and each of its Subsidiaries effective as of the Effective Time.

(h) Stockholder, Optionholder and Warrantholder List. The Company shall have delivered to Parent a true and complete list, certified by the Secretary of the Company of, as of immediately prior to the Effective Time, (i) all Stockholders of record as of the Closing Date, including the number of shares of capital stock of the Company held at the Closing Date by each Stockholder (and the class and series thereof), and the address of each Stockholder as such address is reflected on the books and records of the Company, (ii) all holders of record of Company Options as of immediately prior to the Effective Time, including the class, series and number of shares of Company Capital Stock the options are exercisable for, the date of grant, exercise price, whether such Company Option is a Nonstatutory Option or an incentive stock option within the meaning of Section 422 of the Code and vesting and acceleration provisions (specifying (A) the number of shares of Company Common Stock subject to Company Options that will be vested as of the Effective Time (the “Vested Options”), and (B) the number of shares of Company Common Stock subject to Company Options that will be unvested as of the Effective Time (the “Unvested Options”)) and (iii) all holders of record of the Company Warrants, including class, series and number of shares of Company Capital Stock the Company Warrants are exercisable for, the date of grant, exercise price and any exercise restrictions.

(i) Legal Action. There shall not be any overtly threatened or pending action or proceeding before any Governmental Entity brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or the Company as a result of the Merger or such other transactions; or (ii) seeking to prohibit or impose any limitations on Parent’s ownership or operation of all or any portion of the Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Parent’s ability to receive the anticipated benefits of the Merger.

(j) Escrow Agreement. The Company, the Stockholder Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(k) Merger Consideration Certificate. The Company shall have delivered to Parent a certificate signed by the Chief Executive Officer of the Company setting forth the Merger Consideration to be paid to each holder in respect of their shares of Company Capital Stock, Company Options and Company Warrants.

(l) Consulting Agreements. Those consulting agreements set forth on Schedule 9.3(l), or any other such agreements pursuant to which the Company is obligated to compensate any consultant, advisor or other service provider in Company Options or any other equity security on an ongoing basis for services rendered (whether at an hourly rate or otherwise), shall have been amended or terminated such that none of Parent, the Interim Surviving Corporation or the Final Surviving Entity shall have any obligation in respect of any equity issuances from and after the Effective Time pursuant thereto.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION; ESCROW

10.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company set forth in this Agreement (including the Schedules) or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 5:00 PM Eastern time on the twenty-four (24) month anniversary of the Closing Date, except with respect to any Loss, claim or breach of which any Indemnified Party shall have provided a Claim Certificate to the Stockholder Representative in accordance with Section 10.4(a) prior to such termination or a Third Party Claim Notice to the Stockholder Representative in accordance with Section 10.4(c).

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall terminate at the Effective Time. The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any Related Agreement or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation.

10.2 Indemnification. Parent, Merger Sub, the Interim Surviving Corporation and the Final Surviving Entity and each of their officers, directors, employees, members, agents and Affiliates (the “Indemnified Parties”) shall be indemnified and held harmless against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses;” provided that “Losses” shall not include any amount actually received by the Indemnified Parties in respect of insurance) incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with (i) the failure of any representation or warranty of the Company set forth herein (including the Schedules), in any Related Agreement or in any certificate delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein, in any Related Agreement or in any certificate delivered pursuant to this Agreement, (iii) any Dissenting Share Payments, (iv) any Acquisition Expenses that remain unpaid and outstanding following the Effective Time, (v) the Adjustment Amount, (vi) any Stockholder claims relating to or arising out of the Merger, this Agreement, the transactions contemplated hereby or any Stockholder’s status as an equityholder or ownership of equity interests in the Company or (vii) any claims by any holder of a Company Option or a

Company Warrant relating to or arising out of the Merger, this Agreement, the transactions contemplated hereby or any such holder’s status as an equityholder or ownership of equity interests in the Company. The Escrow Amount shall be available to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to this Section 10.2. The waiver by Parent and Merger Sub of any of the conditions set forth in Article IX shall not effect the provisions of this Article X.

10.3 Limitations. The sole and exclusive remedy of the Indemnified Parties for money damages with respect to indemnification pursuant to Section 10.2 shall be to make claims against the Escrow Amount in accordance with the Escrow Agreement. No claims shall be made by any Indemnified Party against the Escrow Amount pursuant to Section 10.2(i) hereof, unless and until the aggregate amount of Losses for which the Indemnified Parties are entitled to be indemnified pursuant to Section 10.2(i) exceed $750,000 (the “Threshold Amount”), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within the Threshold Amount). Parent, Merger Sub, the LLC and the Indemnified Parties agree that the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate delivered pursuant hereto shall be the rights to indemnification set forth in this Article X. Notwithstanding anything in this Article X to the contrary, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

10.4 Procedures.

(a) Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, but excluding any claim by a third party described in Section 10.4(c) hereof, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Stockholder Representative a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it will incur liability for Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail, to the extent available, each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In case the Stockholder Representative shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Stockholder Representative shall, within thirty (30) days after receipt by the Stockholder Representative of such Claim Certificate, deliver to the Indemnified Party a written notice to such effect and the Stockholder Representative and the Indemnified Party shall, within the thirty-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Stockholder Representative shall have so objected. If the Indemnified Party and the Stockholder Representative shall succeed in reaching agreement with respect to any of such claims, the Indemnified Party and the Stockholder Representative shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Stockholder Representative be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third Party Claim”) that, in the good faith judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Stockholder Representative written notice of said Third Party Claim, which notice shall specify in reasonable detail the nature of the Third Party Claim and the Indemnified Party’s good faith estimate of the Losses it may incur with respect to such Third Party Claim (a “Third Party Claim Notice”); provided, however, that no delay on the part of the Indemnified Party in notifying the Stockholder Representative shall relieve the Stockholders or Non-Exercising Payees of any liability or obligations hereunder, except to the extent that the Stockholders and Non-Exercising Payees have been prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third Party Claim; provided, however, that the Stockholders and Non-Exercising Payees shall not be liable to indemnify any Indemnified Party for any settlement of any such Third Party Claim effected without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld. If any such action or claim is settled with the prior written consent of the Stockholder Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto (“Third Party Losses”).

(d) Claims for Losses specified in any Claim Certificate to which the Stockholder Representative did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 10.4(b), claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination, and Third Party Losses are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claims within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

10.5 Stockholder Representative; Power of Attorney.

(a) By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders and by virtue each Non-Exercising Payee being permitted to participate in the Merger as set forth in Section 7.13(b)(ii), each Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) and each Non-Exercising Payee hereby initially appoints, as of the date of this Agreement, Gaurav Garg, as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Stockholders or Non-Exercising Payee individually); (ii) authorize deliveries to Parent of cash from the Escrow Account in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Party, including by not objecting to such claims); (iii) object to such claims pursuant to Section 10.4; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against any such Stockholder or Non-Exercising Payee or by any such Stockholder or Non-Exercising Payee against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder or Non-Exercising Payee, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) amend this Agreement, the Escrow Agreement or any other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Account upon not less than ten days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders and Non-Exercising Payees.

(b) The Stockholder Representative shall not be liable to any Stockholder or Non-Exercising Payee for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders and Non-Exercising Payees shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Stockholder Representative shall be reimbursed for reasonable expenses incurred in the performance of his duties (including, without limitation, the reasonable fees of counsel), and such fees shall be paid out of the Escrow Account pursuant to the terms of the Escrow Agreement provided that the sum of the amount of such reimbursement and the amount of any costs deducted from the Escrow Account pursuant to Section 2.6(d)(v) hereof shall be limited to $100,000 in the aggregate; provided, however, that such $100,000 limit shall in no way limit the Stockholder Representative’s right to indemnification under this Section 10.5(b); and provided, further, that the Stockholder Representative shall be reimbursed for reasonable expenses incurred in the performance of his duties (including, without limitation, the reasonable fees of counsel) in excess of such $100,000 limit, but only out of any portion of the Escrow Amount that would otherwise be released and paid to the Stockholders and Non-Exercising Payees pursuant to the terms of the Escrow Agreement.

(c) The Stockholder Representative shall have access to relevant information about the Company and the reasonable assistance of the Company’s employees for purposes of performing its duties and exercising its rights hereunder; provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and Non-Exercising Payees and shall be final, binding and conclusive upon each such Stockholder or Non-Exercising Payee; and each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder or Non-Exercising Payee. Except for their gross negligence and willful misconduct, each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

(e) Except for matters that are subject to Section 10.4, and without limiting the generality or effect of Section 10.5(a) any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Stockholders or Non-Exercising Payees relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder or Non-Exercising Payee (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Stockholder or Non-Exercising Payee (and not by such Stockholder or Non-Exercising Payee acting on its own behalf).

10.6 No Subrogation. Following the Closing, no Stockholder or Non-Exercising Payee shall have any right of indemnification, contribution or subrogation against the Company or any of its Subsidiaries with respect to any indemnification made by or on behalf of any Stockholder or Non-Exercising Payee under Section 10.2 if the Merger and the transactions contemplated by this Agreement are consummated.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:

(a) by written agreement of the Company, Parent and Merger Sub;

(b) by either Parent or the Company if: (i) the Closing Date has not occurred by September 30, 2005, unless the Commissioner of Corporations of the State of California denies the California Permit or the parties mutually agree that they will not receive the California Permit by the Determination Date, then by January 31, 2006 (in either case, the “Termination Date”); provided that the right to terminate this Agreement under this clause 11.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Entity in effect prohibiting consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c) by Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 9.3(a) or 9.3(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 11.1(d) prior to the earlier of the Termination Date or that date which is fifteen (15) days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 11.1(d) if such breach by the Company is cured within such fifteen (15)-day period so that the conditions would then be satisfied; or

(e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 9.2(a) or 9.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 11.1(e) prior to the earlier of the Termination Date or that date which is fifteen (15) days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 11.1(e) if such breach by Parent is cured within such fifteen (15)-day period so that the conditions would then be satisfied.

Where action is taken to terminate this Agreement pursuant to Section 11.1, it shall be sufficient for such action to be authorized by the board of directors of the party taking such action.

11.2 Effect of Termination. Except as otherwise set forth in this Section 11.2, any termination of this Agreement under Section 11.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 7.2 and 7.3, this Section 11.2, Section 11.3 and Article XII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

11.3 Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, the Interim Surviving Corporation or the Final Surviving Entity, as applicable, and the Stockholder Representative.

11.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent that, set forth in an instrument in writing signed on behalf of such party.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (ii) if delivered by registered or certified mail (return receipt requested), three (3) Business Days after mailing or (iii) if delivered by overnight courier one (1) Business Day after deposit with such overnight courier. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Citrix Systems, Inc.
851 West Cypress Creek Road
Fort Lauderdale, FL 33309
	Attention :	General Counsel
	Telephone:	(954) 267-3000
	Facsimile:	(954) 267-2862

with a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
	Attention:	Steven C. Browne
	Telephone:	(617) 951-8124
	Facsimile:	(617) 951-8736

(b)	if to the Company, to:

NetScaler, Inc.
180 Baytech Drive
San Jose, CA 95134
	Attention :	President
	Telephone:	(408) 678-1600
	Facsimile:	(408) 678-1601

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
	Attention :	Steven E. Bochner
	Telephone:	(650) 493-9300
	Facsimile:	(650) 493-6811

and with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street, Spear Tower
Suite 3300
San Francisco, CA 94105
	Attention:	Robert T. Ishii
	Telephone:	(415) 947-2000
	Facsimile:	(415) 947-2099

(c)	if to the Stockholder Representative to:

Gaurav Garg
c/o Sequoia Capital Partners
3000 Sand Hill Road
Bldg. 4, Suite 18
Menlo Park, CA 94025
	Telephone:	(650) 854-3927
	Facsimile:	(650) 854-2977

12.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “agreement” when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

12.4 Entire Agreement; Assignment. Except for the Nondisclosure Agreement, this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall not be assigned by the Company by operation of Law or otherwise.

12.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

12.8 Rules of Construction. The parties hereto represent that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

12.10 Expenses. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the party incurring such fees and expenses.

12.11 Parties in Interest. Except as provided in Section 7.19(e), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted assigns, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. It is expressly acknowledged that Section 7.12 shall not confer upon any Employee any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, in respect of the benefits matters addressed in Section 7.12 or elsewhere in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of Parent, Merger Sub, the LLC, the Company and the Stockholder Representative have executed this Agreement or have caused this Agreement to be executed by their duly authorized respective officers, all as of the date first written above.

CITRIX SYSTEMS, INC. a Delaware corporation		NETSCALER, INC. a Delaware corporation

By:	/s/ David J. Henshall	By:	/s/ B. V. Jagadeesh
Name:	David J. Henshall	Name:	B.V. Jagadeesh
Title:	Chief Financial Officer	Title:	President and CEO

NCAR ACQUISITION CORPORATION a Delaware corporation		NCAR, LLC a Delaware limited liability company

By:	/s/ David J. Henshall	By:	/s/ David J. Henshall
Name:	David J. Henshall	Name:	David J. Henshall
Title:	Chief Financial Officer	Title:	Chief Financial Officer

STOCKHOLDER REPRESENTATIVE

/s/ Gaurav Garg
Gaurav Garg

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Executive Confidentiality, Non-Solicitation and Non-Competition Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of LLC Certificate of Merger
Exhibit D	Form of Employee Confidentiality and Non-Solicitation Agreement
Exhibit E	Form of Escrow Agreement

Exhibit A

FORM OF EXECUTIVE CONFIDENTIALITY, NON-SOLICITATION

AND NON-COMPETITION AGREEMENT

AGREEMENT (this “Agreement”) made this      day of June, 2005 by and between [ORANGE] and its subsidiaries, affiliates, divisions, successors and assigns including, but not limited to, [NASCAR] (“[NASCAR]”) and the Surviving Entity (as defined below) (collectively “[ORANGE]” or the “Company”), and             .

WHEREAS, [NASCAR], [ORANGE], NCAR Acquisition Corporation, a wholly-owned subsidiary of [ORANGE] (the “Merger Sub”), and NCAR, LLC, a wholly-owned subsidiary of [ORANGE] (the “LLC”), have executed an Agreement and Plan of Merger dated as of June     , 2005 (the “Merger Agreement”) whereby the Merger Sub shall be merged (the “Merger”) with and into [NASCAR], with [NASCAR] to be the surviving corporation and a wholly-owned subsidiary of [ORANGE], and whereby the surviving corporation shall subsequently be merged with and into the LLC (the “LLC Merger”), with the LLC to be the surviving entity of the LLC Merger (the “Surviving Entity”);

WHEREAS, [ORANGE]’s business is conducted throughout the world and [ORANGE]’s reputation and goodwill are an integral part of its business success;

WHEREAS, my position with the Company that will be employing me following the Merger shall require that I be trusted with extensive confidential and trade secret information of the Company and that I develop a thorough and comprehensive knowledge of all details of the Company’s business, including, but not limited to, information relating to research, development, inventions, financial and strategic planning, research, marketing, distribution and licensing of the Company’s products and services;

WHEREAS, I am a substantial stockholder of [NASCAR] capital stock;

WHEREAS, [ORANGE] intends to purchase all of the equity interests in [NASCAR] through the Merger, including the substantial number of shares of capital stock that I hold, which will include purchasing the goodwill of [NASCAR];

WHEREAS, as part of the Merger, and as a direct result of the sale of my shares of [NASCAR] capital stock and the corresponding goodwill associated therewith, I will receive a substantial portion of the Merger consideration;

WHEREAS, as a material inducement to [ORANGE] entering into the Merger Agreement and consummating the Merger, and as a material inducement to and condition of [ORANGE] entering into an Employment Agreement with me on the date hereof (the “Employment Agreement”), and in consideration of the covenants and agreements set forth in the Merger Agreement and the Employment Agreement, and in order to provide [ORANGE] with the full benefits of the Merger, I have agreed to execute and deliver this Agreement because I wish to induce [NASCAR] and [ORANGE] to consummate the Merger and enter into the Employment Agreement, which would not occur absent my executing this Agreement; and

WHEREAS, the execution and delivery by me of this Agreement is a condition precedent to [ORANGE]’s entering into the Employment Agreement and consummating the Merger Agreement.

NOW, THEREFORE, in consideration for [ORANGE]’s purchase of my [NASCAR] stock, and, in addition, in consideration for my continued employment by the Company, subject to the policies, procedures and practices that the Company may establish from time to time, the compensation I shall receive from the Company during my employment, [ORANGE]’s entering into the Employment Agreement, and other good and valuable consideration, and as a material inducement for the Company to disclose to me in connection with its business certain confidential, proprietary and/or trade secret information described below, I hereby agree:

1. Performance of Duties. During my employment with the Company, I will devote my full time, attention, energies, skills and efforts to the performance of any job duties and responsibilities assigned to me by the Company. I shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which may tend to (i) interfere with the performance of any job duties and responsibilities assigned to me by the Company, (ii) create a conflict of interest, or (iii) be competitive with the business activities of the Company, including, but not limited to, the Products and Services (as defined in Section 2 below).

2. Trade Secrets And Confidential Information. I agree that the Company is engaged in the highly competitive business of providing products and services in the Access Infrastructure Market, as defined below (the “Business”). The Access Infrastructure Market, for purposes of this Agreement, shall be defined to include the following sub-markets: Presentation Services, Real-Time Collaboration, On-Demand Assistance, Remote Desktop Access, SSL VPN, Single Sign-On, Application Networking (e.g., Layer 4-7 Switching), Security, and Performance Management. The Company’s involvement in this Business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable Trade Secrets (as defined below) and Confidential Information (as defined below) that are particular to the Company’s Business and the disclosure of either of which would cause the Company great and irreparable harm. The Company may provide me with access to Confidential Information and Trade Secrets during my employment with the Company.

a. The term “Trade Secrets” means any information, formula, pattern, compilation, program, device, method, technique, process, design, procedure or improvement of the Company that has value and is not generally known to the public or others who can obtain value from its disclosure or use. To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, but shall not be limited to, information and documentation pertaining to the design, specifications, code, capacity, testing, installation, implementation and customizing techniques and procedures concerning the Company’s present and future products and services. For the purposes of this Agreement, the term “Trade Secrets” also includes the Company’s personnel information including, but not limited to, employees’ personal and medical histories, compensation and other terms of employment as to which an employee has privacy rights.

b. The term “Confidential Information” means any data or information and documentation of the Company, other than Trade Secrets, but including information which has ceased to be a Trade Secret, which has value and is not generally known to the public, including but not limited to:

i. Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods;

ii. Supply and service information, including, but not limited to, information concerning the goods and services used or purchased by the Company, the names and addresses of suppliers, terms of supplier service contracts or of particular transactions, the combination of suppliers or use of particular suppliers, or related information about potential suppliers;

iii. Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts, results of marketing efforts or information about impending transactions; and

iv. Customer information, including but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers.

3. Non-Disclosure of Trade Secrets and Confidential Information. I agree, except as specifically required in the performance of my duties for the Company, that I will not, during the course of my employment by the Company and for so long thereafter as the pertinent information or documentation remain Trade Secrets, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use or employ any Trade Secrets. I further agree, except as specifically required in the performance of my duties for the Company, that I will not, during the course of my employment by the Company and for two (2) years after the end of that employment, disclose or disseminate to any other person, organization or entity or otherwise use or employ any Confidential Information. The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through lawful means and without violation of any law or any agreement not to disclose Trade Secrets or Confidential Information.

4. Return Of Property. I agree that I will deliver to the Company at the end of my employment, and at any other time upon the Company’s request, (i) all memoranda, notes, records, computer programs, computer files, drawings or other documentation, whether made or compiled by me alone or with others or made available to me while employed by the Company, pertaining to Trade Secrets, Confidential Information or other inventions and works of the Company, (ii) all Trade Secrets, Confidential Information and other inventions and works of the

Company in my possession, and (iii) any other property of the Company in my possession, custody or control. I further agree to sign and return to the Company a copy of the “Termination Certificate” attached hereto as Exhibit “A” in the event of termination of my employment.

5. Non-Solicitation of Customers. I acknowledge that while employed by the Company, I may contact with and/or become aware of the Company’s customers and the representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. I further understand that loss of such customers will cause the Company great and irreparable harm. Accordingly, during my employment with the Company and for a period of twelve (12) months following the termination of my employment with the Company for any reason, I agree not to, either individually or jointly, directly or indirectly, either as an employee, employer, operator, agent, independent contractor, owner, consultant, partner, investor or otherwise, provide to any actual or prospective customer of the Company serviced by me, about whom I obtained Trade Secrets or Confidential Information, or with whom I otherwise have dealt while employed by the Company any products or services that compete with the products and services offered by the Company from time to time.

I agree that during my employment with the Company and for a period of twelve (12) months following the termination of my employment with the Company for any reason, I will not, directly or indirectly, call upon or solicit, either for myself or for any other person or entity, any customers or accounts of the Company for the purpose of competing, whether directly or indirectly, nor shall I make known to any other person or entity, either directly or indirectly, the names and addresses of or other pertinent information relating to any such customers or accounts, or any Confidential Information or Trade Secrets relating to any of them.

I agree that this covenant not to solicit customers is reasonable and necessary to protect the Company’s legitimate business interests, including, but not limited to, the Confidential Information and Trade Secrets of the Company, the substantial relationships between the Company and its customers, and the goodwill of the Company. I also agree that the 12-month duration of this covenant not to solicit customers is reasonable. I further agree that the enforcement of this covenant not to solicit customers, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public policy.

6. Non-Solicitation of Employees. I agree that during my employment with the Company and for a period of twelve (12) months after the termination of my employment with the Company for any reason, I will not, directly or indirectly, myself or through any individual or entity, (i) solicit, induce or attempt to induce away, or aid, assist or abet any other person or entity in soliciting, inducing or attempting to induce away from his/her employment or association with the Company any current or former officer, director, employee, independent contractor, consultant, agent, or other personnel or representative of the Company, or (ii) otherwise disrupt, impair, damage or interfere with any relationship between the Company and any of its current or former officers, directors, employees, independent contractors, consultants, agents, or other personnel or representatives.

I agree that these covenants are reasonable and necessary to protect the Company’s legitimate business interests, including, but not limited to, the Confidential Information and

Trade Secrets, the substantial relationships between the Company and its officers, directors, employees, independent contractors, consultants, agents, and other personnel or representatives. I also agree that the 12-month duration of this covenant not to solicit employees is reasonable. I further agree that the enforcement of this covenant not to solicit employees, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public health, safety and welfare.

7. Non-Competition. In addition, I agree that during my employment with the Company and for a period of three (3) years after the Effective Time (as defined in the Merger Agreement) or one (1) year after the termination of my employment with the Company for any reason, whichever period is longer, I will not anywhere in the world, individually or jointly, directly or indirectly, whether as a partner, owner, investor, joint venturer, officer, director, employer, employee, operator, consultant, agent, independent contractor, stockholder or otherwise, engage in or be related to any business or enterprise in direct or indirect competition with the Business (as defined in section 2). For purposes of this Agreement, the companies that compete with the Company’s Business shall include, but not be limited to, the following companies: Microsoft Corporation, Sun Microsystems, Inc., EMC Corporation/VMWare, Inc., Softricity, Inc., Webex Communications, Inc., 3 am Labs, Inc., SupportSoft, Inc., Cisco Systems, Inc., Juniper Networks, Inc., Foundry Networks, Inc., Aventail Corporation, AEP Systems, Inc., Whale Communications Ltd., Array Networks, Inc., Nortel Networks Corporation, Nokia Corporation, F5 Networks, Inc., Radware Ltd., Packeteer, Inc., Orbital Data Corporation, Datapower Technology, Inc., Sarvega, Inc., Reactivity, Inc., Solace Systems, Inc., Teros, Inc., Kavado, Inc., Akamai Technologies, Inc., Netli, Inc., Computer Associates International, Inc., BMC Software, Inc., Protocom Development Systems Pty Ltd., Mercury Interactive Corporation, IBM Corporation, Symantec Corporation, RSA Security, Inc., Check Point Software Technologies, and Secure Computing Corporation.

I agree that this covenant not to compete is reasonable and necessary to protect the Company’s legitimate business interests, including, but not limited to, the Confidential Information and Trade Secrets, the substantial relationships between the Company and its customers and clients, and the goodwill of the Company. Additionally, I acknowledge and agree that the Company provides the Products and Services on a worldwide basis and, thus, the geographical limitation of this covenant not to compete also is reasonable. I further agree that the enforcement of this covenant not to compete, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public policy.

The ownership by me of not more than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market shall not be deemed, in and of itself, to violate the prohibitions against competition in this Section 7.

8. Other Obligations. I represent and warrant to the Company that I am not under any contract, agreement or restrictive covenant, and have not previously executed any documents whatsoever with any other person, firm, association, or corporation, that will, in any manner, prevent me from performing any of the job duties and responsibilities that may be assigned to me from time to time by the Company.

I also represent and warrant that I will not bring and have not brought with me to the Company, and that I will not use in the course and scope of my employment with the Company, any confidential, proprietary and/or trade secret materials, documents or information that I obtained from a former employer or other individual or entity, without the express written authorization of the pertinent former employer or other individual or entity. I further represent and warrant that, during my employment with the Company, I will not breach any obligations or duties to maintain confidentiality, nondisclosure or nonuse that I may owe to any former employer or other individual or entity, and I agree to fulfill and comply with any and all such obligations and duties during my employment by the Company.

9. Disclosure and Assignment of Inventions. If at any time during the term of my employment by the Company, I (either alone or with others) made, conceived, discovered, or reduced to practice, or make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (hereinafter called “Developments”) that (i) related or relate to the Business of the Company or any of the products or services being developed, manufactured or sold by the Company, or which may be used in relation therewith, (ii) resulted or result, directly or indirectly, from tasks, duties and/or responsibilities assigned to me by the Company, or (iii) resulted or result, directly or indirectly, from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall be considered work made for hire and shall immediately become the sole and absolute property of the Company and its assigns. I agree to immediately disclose to the Company (or any persons designated by it) each of such Developments and agree to immediately communicate to the Company, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models). In furtherance hereof, I represent that at no time during my employment with the Company and/or any of its predecessors (including [NASCAR]) did I ever assign or transfer ownership of any right, title or interest whatsoever in any Development other than to the Company and/or any of its predecessors (including [NASCAR]).

If any of the Developments may not, by operation of law or otherwise, be considered work made for hire by me for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, I hereby assign to the Company, and upon the future creation thereof automatically assign to the Company, without further consideration, the ownership of all such Developments. I understand and agree that the Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Developments. Upon disclosure of each of such Developments to the Company, I agree during the term of my employment and at any time thereafter, at the request and cost of the Company, to sign, execute, make and do all such deeds, documents, acts and things as the Company may reasonably require to perfect and protect all interests therein.

NOTICE: This Agreement shall not apply to any Development developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Developments that either: (i) relate at the time of conception or reduction to practice of the Development to the Company’s Business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

In the event the Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright or other analogous protection relating to any Developments, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection relating to any Developments with the same legal force and effect as if executed by me.

I represent that the Developments, if any, identified in the Schedule of Separate Works attached hereto as Exhibit “B”, comprise all the Developments which I have made or conceived prior to my employment by the Company. Any such Developments listed in Exhibit B are excluded from and shall not be assigned to the Company pursuant to this Agreement. I understand that it is only necessary to list in Exhibit B the title and purpose of such Developments but not details thereof. I also agree not to include, in whole or in part, any Developments listed in Exhibit B in the materials I prepare for the Company or otherwise use, in whole or in part, any Developments listed in Exhibit B in connection with my employment by the Company unless and until such items are licensed or assigned to the Company under separate written agreement. If, during the term of my employment by the Company, I incorporate into a Company product, process, or machine a Development which I have made or conceived prior to my employment by the Company or in which I have an interest, I grant and agree to grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Development as part of or in connection with such product, process, or machine.

10. Notice to Future Employers and of Future Employment. I agree and acknowledge that during my employment with the Company and for a period of four (4) years following the end of my employment with the Company for any reason, I will inform each prospective new employer I may have, prior to accepting employment, of the existence of this Agreement, and I shall provide each prospective employer with a copy of this Agreement. I also agree and acknowledge that the Company has the right to independently contact any potential or actual future employer of mine to notify the future employer of my obligations under this Agreement and provide such future employer with a copy of this Agreement. The Company shall also be entitled to notify such actual or potential future employer of the Company’s understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to insure compliance with or enforcement of this Agreement.

I also agree and acknowledge that during my employment with the Company and for a period of four (4) years following the end of my employment with the Company, I will notify the Company in writing of any subsequent engagement, occupation or employment, whether as owner, employee, officer, director, agent, consultant, independent contractor or the like, and my duties and responsibilities with respect to any such position. I agree and acknowledge that violation of this Section 10 shall entitle the Company to bring suit against me for specific performance and, if appropriate, injunctive relief and damages, without the Company being required to show any actual damage or to post an injunction bond. Should the Company establish that I have violated the terms of this Section 10 by failing to provide proper notice, the Company shall be deemed the prevailing party in any such litigation and entitled to recover its attorneys fees and costs incurred therein.

11. Enforcement. I understand that if I violate the terms of this Agreement while I am employed by the Company, I will be subject to disciplinary action up to and including discharge from my employment. I further agree and acknowledge that the covenants and undertakings contained in this Agreement relate to matters that are of a special, unique and extraordinary character and that a violation or breach of any of the restrictive covenants in this Agreement will cause irreparable harm to the Company, the full amount of which will be impossible to estimate or determine and which cannot be adequately compensated. For that reason, I agree that, in addition to any other remedies, the Company will be entitled to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction to enforce this Agreement in the event of an actual, potential or threatened breach of the restrictive covenants in this Agreement. Without regard to whether the Company seeks or is granted any such equitable relief, the Company will not be prejudiced in its right to seek and be awarded damages for any breach of any restrictive covenant in this Agreement. I understand that the rights and remedies provided for in this Agreement are cumulative and will be in addition to any rights and remedies otherwise available to the Company under applicable law. I also agree that the existence of any claim or cause of action that I may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a valid defense to the enforcement of the restrictive covenants contained in this Agreement.

I further agree and acknowledge that should legal proceedings be initiated by the Company to enforce the restrictive covenants contained in this Agreement, the commencement of the 12-month, two-year or three-year duration of said covenants, as the case may be, will commence on the date of the entry of an order granting the Company injunctive, monetary or other relief from my actual or threatened breach of said covenants and will remain in effect for the next succeeding 12 months, two years or three years, as the case may be. I acknowledge that the purpose and effect of the covenants contained in this Agreement would be frustrated by measuring the duration of said covenants from the termination of this Agreement where I fail to honor the covenants contained in this Agreement until directed to do so by court order.

12. Amendment or Modification. This Agreement may not be changed or amended except in writing signed by the parties.

13. Successors. The Company may assign the rights and benefits given to it in this Agreement, to which I expressly agree and this Agreement shall survive any sale of assets, merger, consolidation, or other change in corporate structure. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

14. Waiver. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

15. Choice of Law. I understand that this Agreement will be governed by and construed and enforced in accordance with the laws of the State of California.

16. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants by me, one for each line of business carried on by the Company. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a court of competent jurisdiction nonetheless determine at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is my intention and agreement that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on my conduct that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement to the maximum extent permitted by applicable law. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed between the parties hereto that those of such covenants (or portions thereof), which, if eliminated, would permit the remaining separate covenants (or portions thereof) to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

17. Severability. Without limiting the applicability of Section 16, it is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable as written, it is the intent and desire of the parties that the court shall modify the language of such provision or portion of this agreement to the extent necessary to make it valid and enforceable. If no such modification by the court is possible, this Agreement shall be deemed amended to delete therefrom only the provision or portion thus determined to be invalid or unenforceable. Such modification or deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such court determination is made.

18. Effective Time. This Agreement shall not become effective and enforceable until the Effective Time, as defined in Section 2.2 of the Merger Agreement. This agreement shall be null and void and have no effect unless both (i) the Merger is consummated and (ii) I become an employee of the Company as of such Effective Time.

19. No Employment Contract for a Specific Term. Nothing in this Agreement will be construed as giving rise to any contract of employment or guarantee of employment for any fixed period of time. Absent a separate written employment contract for a specific term signed by the parties, I understand that my employment by the Company is for an indefinite period of time, is at-will and therefore may be terminated by either me or the Company at any time, for any or no reason, with or without prior notice.

20. Headings. Any section or paragraph title or caption contained in this Agreement is for convenience only, and in no way defines, limits or describes the scope or intent of this Agreement or any of the provisions hereof.

21. Construction. This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

22. Knowledge of Rights and Duties. I have carefully reviewed and completely read all of the provisions of this Agreement and understand and have been advised that I may consult with counsel of my choice for any explanation of my rights, duties, obligations and responsibilities under this Agreement, should I so desire. I acknowledge that I enter into this Agreement of my own free will.

23. Entire Agreement. This Agreement and the Employment Agreement of even date herewith set forth the complete, sole and entire agreement between the parties on the subject matter herein and supersede any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties; provided, however, that for the period from the start of my [NASCAR] employment up to and until the Effective Time (the “pre-[ORANGE] term”), the [list current agreement(s)], which I executed as a condition of my [NASCAR] employment, remains in full force and effect for the pre-[ORANGE] term.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYEE:

Employee’s Signature

[Name of Employee]

[ORANGE]

By:
Name:
Title:

Exhibit A

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any Trade Secrets, Confidential Information, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to [ORANGE], and its subsidiaries, affiliates, divisions, successors or assigns (together, the “Company”).

I further certify that I have complied with, and shall continue to comply with, all the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement signed by me, and as required by the terms thereof, including the reporting of any Developments and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidentiality, Non-Solicitation and Non-Competition Agreement and subject to the limitations and restrictions therein, I will preserve as confidential all Trade Secrets and Confidential Information, including, but not limited to, all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licenses.

Last, I agree that I have been paid all earned but unpaid wages and accrued but unused vacation pay as of the last day of my employment.

Date:

(Signature)

(Print or type name)

Exhibit B

Schedule of Separate Works

The following are works in which I have any right, title or interest, and which were conceived or written, either wholly or in part, by me prior to or outside the scope of my employment by the Company, and are not assigned to the Company pursuant to the Confidentiality, Non-Solicitation and Non-Competition Agreement.

DESCRIPTION: (If none, enter the word “None”) Note: If left blank, it shall be deemed “None”.

Indicate any item listed above that has been published, registered as a copyright, or is or has been the subject of a patent application:

Indicate the name of such organization or third party that also has rights in any of the listed items (such as former employers, partners, etc.):

The foregoing is complete and accurate to the best of my knowledge.

Employee’s Signature:	Date:

Employee’s Printed Name:

CALIFORNIA LABOR CODE SECTION 2870

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

CERTIFICATE OF MERGER

MERGING

NCAR ACQUISITION CORPORATION

(a Delaware corporation)

WITH AND INTO

NETSCALER, INC.

(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporation, which is organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name and state of incorporation of the constituent corporations are: (a) NetScaler, Inc., a corporation organized and existing under the laws of the State of Delaware (“NetScaler”), and (b) NCAR Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (collectively, the “Constituent Corporations”).

SECOND: An Agreement and Plan of Merger by and among Citrix Systems, Inc., a Delaware corporation, the Constituent Corporations and Gaurav Garg as stockholder representative dated as of June 1, 2005 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is NetScaler, Inc. (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation is amended and restated in its entirety to read as set forth in Exhibit A hereto.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 180 Bay Tech Drive, San Jose, CA 95134.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed as of the      day of                         , 2005.

NETSCALER, INC.

By:
Its:	President and Chief Executive Officer

Exhibit C

CERTIFICATE OF MERGER

FOR THE MERGER

OF

NETSCALER, INC.

(a Delaware corporation)

WITH AND INTO

NCAR, LLC

(a Delaware limited liability company)

**********

Pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “LLC Act”), NCAR, LLC, a limited liability company formed and existing under and by virtue of the LLC Act and the surviving entity in the merger contemplated herein (sometimes referred to herein as “NCAR” or the “Surviving Entity”), DOES HEREBY CERTIFY:

FIRST. That the name and jurisdiction of formation or incorporation, as applicable, of each of the constituent entities of the merger is as follows:

NAME	JURISDICTION OF FORMATION/INCORPORATION
NCAR, LLC	Delaware

NetScaler, Inc. (“NetScaler”)	Delaware

SECOND. That an Agreement and Plan of Merger (referred to herein as the “Agreement”), dated as of [            , 200    ], by and among NCAR and NetScaler setting forth the terms and conditions of the merger of NetScaler with and into NCAR has been approved and executed by each of NCAR and NetScaler in accordance with the requirements of subsection (c)(2) of Section 18-209 of the LLC Act.

THIRD. The name of the surviving entity is “NCAR, LLC”.

FOURTH. That the executed Agreement is on file at the principal place of business of the Surviving Entity. The address of the principal place of business of the Surviving Entity is 180 Baytech Drive, San Jose, CA 95134.

FIFTH. That a copy of the Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder of NetScaler or any member of NCAR.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, NCAR, LLC, the surviving entity, has caused this Certificate of Merger to be signed by its authorized officer, this      day of             , 2005, and such authorized officer acknowledges that such signature is made on behalf of the Surviving Entity and that the facts stated herein are true and correct as of the date hereof.

NCAR, LLC

By:	Citrix Systems, Inc.,
its Manager

By:
Name:
Title:

3

Exhibit D

EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

I,                                         , am employed by or have accepted employment with Citrix Systems, Inc. and its affiliates, subsidiaries, divisions, successors and assigns, including, but not limited to, NetScaler, Inc. and NCAR, LLC (collectively, the “Company”). In consideration for my employment, subject to the policies, procedures and practices that the Company may establish from time to time, the compensation I shall receive from the Company during my employment and other good and valuable consideration, and as a material inducement for the Company to disclose to me in connection with its business certain confidential, proprietary and/or trade secret information described below, I hereby agree:

1. Performance of Duties. During my employment with the Company, I will devote my full time, attention, energies, skills and efforts to the performance of any job duties and responsibilities assigned to me by the Company. I shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which may tend to (i) interfere with the performance of any job duties and responsibilities assigned to me by the Company, (ii) create a conflict of interest, or (iii) be competitive with the business activities, products or services of the Company.

2. Trade Secrets And Confidential Information. I agree that the Company is engaged in the highly competitive business of providing access infrastructure products and services (“Services”). The Company’s involvement in this business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are particular to the Company’s business and the disclosure of which would cause the Company great and irreparable harm. The Company may provide me with access to Confidential Information and Trade Secrets during my employment with the Company.

a. The term “Trade Secrets” means any information, formula, pattern, compilation, program, device, method, technique, process, design, procedure or improvement of the Company that has value and is not generally known to the public or others who can obtain value from its disclosure or use. To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, without limitation, the Company’s information and documentation pertaining to the design, specifications, code, capacity, testing, installation, implementation and customizing techniques and procedures concerning the present and future products and services. For the purposes of this Agreement, the term “Trade Secrets” also includes personnel information including, but not limited to, employees’ personal and medical histories, compensation and other terms of employment as to which an employee has privacy rights.

b. The term “Confidential Information” means any data or information and documentation of the Company, other than Trade Secrets, but including information which has ceased to be a Trade Secret, which has value and is not generally known to the public, including but not limited to:

i. Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods;

ii. Supply and service information, including but not limited to information concerning the goods and services used or purchased by the Company, the names and addresses of suppliers, terms of supplier service contracts or of particular transactions, the combination of suppliers or use of particular suppliers, or related information about potential suppliers;

iii. Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts, results of marketing efforts or information about impending transactions; and

iv. Customer information, including but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers.

3. Non-Disclosure of Trade Secrets and Confidential Information. I agree, except as specifically required in the performance of my duties for the Company, that I will not, during the course of my employment by the Company and for so long thereafter as the pertinent information or documentation remain Trade Secrets, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets. I further agree, except as specifically required in the performance of my duties for the Company, that I will not, during the course of my employment by the Company and for two (2) years after the end of that employment, disclose or disseminate to any other person, organization or entity or otherwise employ any Confidential Information. The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through lawful means and without violation of any law or any agreement not to disclose Trade Secrets or Confidential Information.

4. Return Of Property. I agree that I will deliver to the Company at the end of my employment, and at any other time upon the Company’s request, (i) all memoranda, notes, records, computer programs, computer files, drawings or other documentation, whether made or compiled by me alone or with others or made available to me while employed by the Company, pertaining to Trade Secrets, Confidential Information or other inventions and works of the Company, (ii) all Trade Secrets, Confidential Information and other inventions and works of the Company in my possession, and (iii) any other Company property in my possession, custody or control. I further agree to sign and return to the Company a copy of the “Termination Certificate” attached hereto as Exhibit “A.”

5. Non-Solicitation of Customers. I agree that while employed by the Company, I will have contact with and become aware of the Company’s customers and the representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. I further agree that loss of such customers will cause the Company great and irreparable harm.

a. I agree that for twelve (12) months after the end of my employment I will not directly or indirectly solicit, attempt to solicit, or assist others in soliciting or attempting to solicit any customer, former customer or prospective customer (as defined in the remainder of this subparagraph) of the Company for the purpose of providing Services, or for the purpose of providing any products or services which the Company may begin to provide, offer or develop, or make plans to provide, offer or develop, at any time during my employment. This restriction shall apply only to any customer, former customer or prospective customer of the Company with whom I had contact during that last two (2) years of my employment with the Company. For the purposes of this paragraph, “contact” means interaction between me and the customer, former customer or prospective customer which takes place to further their business relationship with the Company, or occurs in the course of performing services for the customer, former customer or prospective customer on behalf of the Company.

6. Non-Solicitation of Employees. I agree that for as long as I am employed by the Company and for twelve (12) months after the end of my employment I will not solicit, recruit, induce away, or attempt to solicit, recruit, or induce away, directly, indirectly, or by assisting others, any other employee of the Company with whom I had contact during my employment with the Company. For the purposes of this paragraph, “contact” means any interaction whatsoever between the other individual and me.

7. Non-Competition. While employed by the Company, I will not anywhere in the world, individually or jointly, directly or indirectly, whether as a partner, owner, investor, joint venturer, officer, director, employer, employee, operator, consultant, agent, independent contractor, stockholder or otherwise, engage in or be related to any business or enterprise that competes directly or indirectly with the actual or contemplated business of the Company, including but not limited to any business or enterprise engaged in providing Services, or that provides any products or services which the Company may begin to provide, offer or develop, or make plans to provide, offer or develop, at any time during my employment, or which would in any way diminish the value of the Company’s Services.

I agree that this covenant not to compete is reasonable and necessary to protect the Company’s legitimate business interests, including, without limitation, the Confidential Information and Trade Secrets of the Company, the substantial relationships between the Company and its customers and clients, and the goodwill of the Company. Additionally, I acknowledge and agree that the Company provides its products and services on a worldwide basis and, thus, the geographical limitation of this covenant not to compete also is reasonable. I further agree that the enforcement of this covenant not to compete, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public policy.

The ownership by me of not more than three percent of the shares of stock of any corporation having a class of equity registered under the Securities Exchange Act of 1934, or a foreign country equivalent, shall not be deemed, in and of itself, to violate the prohibitions against competition in this Section 7.

8. Other Obligations. I represent and warrant to the Company that I am not under any contract, agreement or restrictive covenant, and have not previously executed any documents whatsoever with any other person, firm, association, or corporation, that will, in any manner, prevent me from performing any of the job duties and responsibilities that may be assigned to me from time to time by the Company.

I also represent and warrant that I will not bring and have not brought with me to the Company, and that I will not use in the course and scope of my employment with the Company, any confidential, proprietary and/or trade secret materials, documents or information that I obtained from a former employer or other individual or entity, without the express written authorization of the pertinent former employer or other individual or entity. I further represent and warrant that, during my employment with the Company, I will not breach any obligation or duty to maintain confidential and not to disclose or use that I may owe to any former employer or other individual or entity, and I agree to fulfill and comply with any and all such obligations and duties during my employment by the Company.

9. Disclosure and Assignment of Inventions. If at any time during the term of my employment by the Company, I (either alone or with others) made, conceived, discovered, or reduced to practice, or make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright or similar statutes or subject to analogous protection) (hereinafter called “Developments”) that (i) related or relate to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, or which may be used in relation therewith; (ii) resulted or result, directly or indirectly, from tasks, duties and/or responsibilities assigned to me by the Company; or (iii) resulted or result, directly or indirectly, from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall be considered work made for hire and shall immediately become the sole and absolute property of the Company and its assigns. I agree that I have disclosed and shall immediately disclose to the Company (or any persons designated by it) each of such Developments and agree to immediately communicate to the Company, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models). In furtherance hereof, I represent that at no time during my employment with the Company and/or any of its predecessors (including NetScaler) did I ever assign or transfer ownership of any right, title or interest whatsoever in any Development other than to the Company.

If any of the Developments may not, by operation of law or otherwise, be considered work made for hire by me for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, I hereby assign to the Company, and upon the future creation thereof automatically assign to the Company, without further consideration, the ownership of all such Developments. I understand and agree that the Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Developments. Upon disclosure of each of such Developments to the Company, I agree during the term of my employment and at any time thereafter, at the request and cost of the Company, to sign, execute, make and do all such deeds, documents, acts and things as the Company may reasonably require to perfect and protect all interests therein.

NOTICE: This agreement is subject to California Labor Code 2870 and shall not apply to any Development(s) developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Developments that either: (i) relate at the time of conception or reduction to practice of the Development(s) to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

In the event the Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright or other analogous protection relating to any Developments, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection relating to any Developments with the same legal force and effect as if executed by me.

I represent that the Developments, if any, identified in the Schedule of Separate Works attached hereto as Exhibit “B”, comprise all the Developments which I have made or conceived prior to my employment by the Company or its predecessors. Any such Developments listed in Exhibit “B” are excluded from and shall not be assigned to the Company pursuant to this Agreement. I understand that it is only necessary to list in Exhibit “B” the title and purpose of such Developments but not details thereof. I also agree not to include, in whole or in part, any Developments listed in Exhibit “B” in the materials I prepare for the Company or otherwise use, in whole or in part, any Developments listed in Exhibit “B” in connection with my employment by the Company unless and until such items are licensed or assigned to the Company under separate written agreement. If, during the term of my employment by the Company, I incorporate into a Company product, process, or machine a Development which I have made or conceived prior to my employment by the Company or in which I have an interest, I grant and agree to grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Development as part of or in connection with such product, process, or machine.

10. Notice to Future Employers and of Future Employment. I agree and acknowledge that during my employment with the Company and for a period of twelve (12) months following the end of my employment with the Company for any reason, I will inform each prospective new employer I may have, prior to accepting employment, of the existence of this Agreement, and I shall provide each prospective employer with a copy of this Agreement. I also agree and acknowledge that the Company has the right to independently contact any potential or actual future employer of mine to notify the future employer of my obligations under this Agreement and provide such future employer with a copy of this Agreement. The Company shall also be entitled to notify such actual or potential future employer of the Company’s understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to insure compliance with or enforcement of this Agreement.

11. Enforcement. I understand that if I violate the terms of this Agreement while I am employed by the Company, I will be subject to disciplinary action up to and including discharge from my employment. I further agree and acknowledge that the covenants and undertakings contained in this Agreement relate to matters that are of a special, unique and extraordinary character and that a violation or breach of any of the restrictive covenants in this Agreement will cause irreparable harm to the Company, the full amount of which will be impossible to estimate or determine and which cannot be adequately compensated. For that reason, I agree that, in addition to any other remedies, the Company will be entitled to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction to enforce this Agreement in the event of an actual, potential or threatened breach of the restrictive covenants in this Agreement. Without regard to whether the Company seeks or is granted any such equitable relief the Company will not be prejudiced in its right to seek and be awarded damages for any breach of any restrictive covenant in this Agreement. I understand that the rights and remedies provided for in this Agreement are cumulative and will be in addition to any rights and remedies otherwise available to the Company under applicable law. I also agree that the existence of any claim or cause of action that I may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a valid defense to the enforcement of the restrictive covenants contained in this Agreement.

I further agree and acknowledge that should legal proceedings be initiated by the Company to enforce the restrictive covenants contained in this Agreement, the commencement of the duration of said covenants will commence on the date of the entry of an order granting the Company injunctive, monetary or other relief from my actual or threatened breach of said covenants and will remain in effect for the succeeding months as prescribed in the specific restrictive covenant. I acknowledge that the purpose and effect of the covenants contained in this Agreement would be frustrated by measuring the duration of said covenants from the termination of this Agreement where I fail to honor the covenants contained in this Agreement until directed to do so by court order.

12. Amendment or Modification. This Agreement may not be changed or amended except in writing signed by the parties.

13. Successors. The Company may assign the rights and benefits given to it in this Agreement, to which I expressly agree, and this Agreement shall survive any sale of assets, merger, consolidation, or other change in corporate structure. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

14. Waiver. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

15. Choice of Law. I understand that this Agreement will be governed by and construed and enforced in accordance with the laws of the State of California.

16. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants by me. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a court of competent jurisdiction nonetheless determine at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is my intention and agreement that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on my conduct that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement to the maximum extent permitted by applicable law. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed between the parties hereto that those of such covenants (or portions thereof), which, if eliminated, would permit the remaining separate covenants (or portions thereof) to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

17. Severability. Without limiting the applicability of Section 16, it is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in California. Accordingly, if any particular provision or portion of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable as written, it is the intent and desire of the parties that the court shall modify the language of such provision or portion of this agreement to the extent necessary to make it valid and enforceable. If no such modification by the court is possible, this Agreement shall be deemed amended to delete therefrom only the provision or portion thus determined to be invalid or unenforceable. Such modification or deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such court determination is made.

18. No Employment Contract for a Specific Term. Nothing in this Agreement will be construed as giving rise to any contract of employment or guarantee of employment for any fixed period of time. Absent a separate written employment contract for a specific term signed by the parties, I understand that my employment by the Company is for an indefinite period of time, is at-will and therefore may be terminated by either me or the Company at any time, for any or no reason, with or without prior notice.

19. Headings. Any section or paragraph title or caption contained in this Agreement is for convenience only, and in no way defines, limits or describes the scope or intent of this Agreement or any of the provisions hereof.

20. Construction. This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

21. Knowledge of Rights and Duties. I have carefully reviewed and completely read all of the provisions of this Agreement and understand and have been advised that I may consult with counsel of my choice for any explanation dirty rights, duties, obligations and responsibilities under this Agreement, should I so desire. I acknowledge that I enter into this Agreement of my own free will.

22. Entire Agreement. This Agreement sets forth the complete, sole and entire agreement between the parties on the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties, including any bonus, commission and/or incentive pay plan and/or practice for which I was eligible during my NetScaler employment and which I agree is hereby terminated; provided, however, that for the period from the start of my employment with NetScaler up to and until the date on which I execute this Agreement, the [Employee Proprietary Information and Inventions Agreement], which I executed as a condition of my employment with NetScaler, remains in full force and effect for the period from the start of my employment with NetScaler up to and until the date on which I execute this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this      day of                 , 200    .

EMPLOYEE:

Employee’s Signature

Employee’s Printed Name

CITRIX SYSTEMS, INC.

By:
Name:
Title:

Exhibit A

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any Trade Secrets, Confidential Information, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Citrix Systems, Inc., and its subsidiaries, divisions, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with, and shall continue to comply with, all the terms of the Company’s Employee Confidentiality and Non-Solicitation Agreement signed by me, including the reporting of any Developments and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidentiality and Non-Solicitation Agreement and subject to the limitations and restrictions therein, I will preserve as confidential all Trade Secrets and Confidential Information, including, but not limited to, knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licenses.

Lastly, I agree that I have been paid all accrued but unpaid wages and accrued but unused vacation pay as of the last day of my employment.

Date:

(Signature)

(Print or type name)

Exhibit B

Schedule of Separate Works

The following are works in which I have any right, title or interest, and which were conceived or written, either wholly or in part, by me prior to or outside the scope of my employment by Company or any of its predecessors, and are not assigned to Company pursuant to the Employee Confidentiality and Non-Solicitation Agreement.

DESCRIPTION: (If none, enter the word “None”)

Indicate any item listed above that has been published, registered as a copyright, or is or has been the subject of a patent application:

Indicate the name of such organization or third party that also has rights in any of the listed items (such as former employers, partners, etc.):

The foregoing is complete and accurate to the best of my knowledge.

Employee’s Signature:	Dated:

Employee’s Printed Name:

CALIFORNIA LABOR CODE SECTION 2870

a. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her tights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

i. Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

ii. Result from any work performed by the employee for the employer.

b. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit E

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is entered into as of this [            ] day of [                ], 2005, by and among Citrix Systems, Inc., a Delaware corporation (“Parent”), NetScaler, Inc., a Delaware corporation (the “Company”), Gaurav Garg (the “Stockholder Representative”), and JPMorgan Chase Bank, N.A. (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, NCAR Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, NCAR, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “LLC”), and the Stockholder Representative have entered into that certain Agreement and Plan of Merger dated as of June 1, 2005 (the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger, and promptly following the Merger, such surviving corporation will be merged with and into the LLC (the “LLC Merger”), with the LLC to be the surviving entity of the LLC Merger;

WHEREAS, pursuant to Section 2.6(e) of the Merger Agreement, at the Closing, Parent shall deposit in cash with the Escrow Agent a portion of the aggregate Cash Consideration due as Merger Consideration equal to $44,000,000 (the “Escrow Amount”), such Escrow Amount to be held in escrow in order to provide a source of funding to the Indemnified Parties pursuant to Article X of the Merger Agreement or for any Adjustment Amount to which they are entitled under Section 2.6(d)(vii) of the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, the Stockholders have appointed the Stockholder Representative to represent them for all purposes in connection with this Agreement and the indemnification and Merger Consideration provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The parties hereto hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent pursuant to this Agreement.

2. Receipt of Escrow Amount. By its signature below, the Escrow Agent acknowledges receipt of the Escrow Amount. The Escrow Amount shall be held by the Escrow Agent in a separate account (the “Escrow Account”) maintained for the purposes, and on the terms and subject to the conditions, set forth in this Agreement.

3. Investment of Escrow Amount.

(a) During the term of this Agreement, the Escrow Amount and all interest thereon shall be invested and reinvested by the Escrow Agent in one of the investment(s) indicated on Schedule 1. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of (i) any investment in an investment indicated on Schedule 1, (ii) any investment made pursuant to joint written instructions of Parent and Stockholder Representative (“Joint Written Instructions”) and agreed to by the Escrow Agent, (iii) any liquidation of any investment prior to its maturity, or (iv) the failure of the parties to give the Escrow Agent instructions to reinvest the Escrow Amount.

(b) If the Escrow Agent has not received Joint Written Instructions at any time that an investment decision must be made, the Escrow Agent shall invest the Escrow Amount in a trust account earning the average 30 day LIBOR minus 50 basis points.

(c) All interest and other income earned on the Escrow Amount through the Escrow Termination Date (as defined below) shall become part of the Escrow Amount. For tax purposes, all interest and other income earned on the Escrow Amount shall be reported as taxable income of Parent, and the Escrow Agent shall file applicable tax forms consistent with such treatment.

(d) As soon as practicable after the execution of this Agreement by the parties hereto, the Escrow Agent shall be provided with an original fully completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, from Parent and from each of the Stockholders (which Form W-8 or W-9, as applicable, shall be delivered to the Escrow Agent by Parent, the Exchange Agent or the Stockholder Representative on behalf of each of the Stockholders). In addition at such time, the Escrow Agent shall be provided with Schedule 2 hereto setting forth (i) the name and address of each of the Stockholders, (ii) the correct taxpayer identification numbers of Parent and each of the Stockholders and (iii) each Stockholder’s Pro Rata Portion of the Escrow Amount.

As soon as practicable following the four (4) month anniversary of the Closing Date of the Merger, the Escrow Agent shall be provided with an original fully completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, from any Person that has become a Non-Exercising Payee pursuant to the terms of the Merger Agreement. In addition, at such time, the Escrow Agent shall be provided with an amended Schedule 2, which amended Schedule 2 shall set forth (i) the name and address of each of the Non-Exercising Payees in addition to the Stockholders previously set forth on Schedule 2, (ii) the correct taxpayer identification numbers of each of the Non-Exercising Payees in addition to the Stockholders previously set forth on Schedule 2 and (iii) each Non-Exercising Payee’s Pro Rata Portion of the Escrow Amount and an adjusted Pro Rata Portion for each of the Stockholders. Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. It is expressly agreed and understood that the Escrow Account shall be treated as a grantor trust of Parent for tax purposes and that Parent shall be responsible for filing any applicable tax returns with respect to the interest and other income earned on the Escrow Amount.

4. Release of Escrow Amounts.

(a) On each occasion on which Parent determines that any Indemnified Party may be entitled to indemnification for any amount pursuant to Article X or Section 2.6(d)(vii) of the Merger Agreement, Parent may deliver to the Stockholder Representative and the Escrow Agent a Claim Certificate or Third Party Claim Notice, as applicable, in substantially the form of Exhibit 1, for the payment of such amount.

(b) Within thirty (30) days after receipt by the Stockholder Representative of a Claim Certificate or Third Party Claim Notice, as applicable, the Stockholder Representative may deliver to Parent and the Escrow Agent a written objection to all or any part of the Claim Certificate or Third Party Claim Notice, as applicable (an “Objection”). The Objection shall set forth in reasonable detail the basis of the Stockholder Representative’s objection to the Claim Certificate or Third Party Claim Notice, as applicable, and the amount in dispute.

(c) If the Stockholder Representative fails to deliver an Objection to Parent and the Escrow Agent by 5:00 p.m. Eastern Time on the thirtieth (30th) day following the receipt by the Stockholder Representative of a Claim Certificate or Third Party Claim Notice, as applicable, the Escrow Agent shall pay to the Indemnified Parties out of the Escrow Amount an amount equal to the amount requested in the Claim Certificate or Third Party Claim Notice, as applicable (up to a maximum of the Escrow Amount). Any such payment shall be made on or before the fifth (5th) Business Day following the expiration of such thirty (30) day period. The Escrow Agent shall continue to hold any amounts remaining in the Escrow Account following the payment of any Claim Certificate or Third Party Claim Notice, as applicable, in accordance with the terms of this Agreement.

(d) If the Stockholder Representative properly delivers a timely Objection with respect to all or any portion of a Claim Certificate or Third Party Claim Notice, as applicable, the Escrow Agent shall not disburse, and shall continue to hold in the Escrow Account, the amount requested in the Claim Certificate or Third Party Claim Notice, as applicable, or the disputed portion thereof, as applicable, pending receipt of either (i) payment instructions signed by Parent and the Stockholder Representative, specifying the agreement of the parties as to the action to be taken by the Escrow Agent in respect of such Claim Certificate or Third Party Claim Notice, as applicable (“Joint Payment Instructions”), or (ii) a notice from either Parent or the Stockholder Representative stating that either (A) such Claim Certificate or Third Party Claim Notice, as applicable, has been submitted to a court of competent jurisdiction for judgment and that a judgment with respect to such matters has been rendered and is final and non-appealable or (B) such Claim Certificate or Third Party Claim Notice, as applicable, has been submitted to a panel of arbitrators with proper jurisdiction and that a final nonappealable award with respect to such arbitration has been rendered (in each case, a “Judgment Notice”), which Judgment Notice is accompanied by a copy of a final, nonappealable order of such court or such arbitration panel, as applicable (each an “Order”), pursuant to which such court or arbitration panel has determined whether and to what extent the Indemnified Parties are entitled to the amount requested in the Claim Certificate or Third Party Claim Notice, as applicable. Upon receipt of Joint Payment Instructions or a Judgment Notice accompanied by a copy of the underlying Order, as applicable, the Escrow Agent shall thereafter act in accordance with Section 4(e) or 4(f) below, as applicable. A copy of the Judgment Notice and underlying Order shall be delivered to each party to this Agreement at the same time as it is delivered to the Escrow Agent.

(e) Upon receipt by the Escrow Agent of Joint Payment Instructions, if such Joint Payment Instructions indicate that any Indemnified Parties are entitled to payment in respect of all or any portion of the Claim Certificate or Third Party Claim Notice, as applicable, then the Escrow Agent shall release from the Escrow Account and pay to the Indemnified Parties the amount indicated in such Joint Payment Instructions (up to a maximum of the Escrow Amount). Such payment shall be made on or before the fifth (5th) Business Day following the date on which such Joint Payment Instructions are received by the Escrow Agent. If such Joint Payment Instructions indicate that the Indemnified Parties are not entitled to all or any portion of the amount claimed in such Claim Certificate or Third Party Claim Notice, as applicable (a “Discharge Notice”), then the Escrow Agent shall continue to hold such amount in the Escrow Account in accordance with the terms of this Agreement until such amounts are to be disbursed: (i) to the Stockholders and Non-Exercising Payees (if any), pursuant to Section 4(h), 4(i) or 4(j), (ii) to any Indemnified Parties in respect of another Claim Certificate or Third Party Claim Notice, as applicable, pursuant to Sections 4(c), 4(e) or 4(f), or (iii) to any Person pursuant to Section 4(m).

(f) If the Escrow Agent has received a Judgment Notice accompanied by the corresponding underlying Order with respect to any Claim Certificate or Third Party Claim Notice, as applicable, then the Escrow Agent shall release from the Escrow Account and pay to the Indemnified Parties an amount equal to the amount due the Indemnified Parties as described in such Judgment Notice and Order. Such payment shall be made on or before the fifth (5th) Business Day following the date on which the Escrow Agent received such Judgment Notice and Order. If such Judgment Notice and Order indicates that the Indemnified Parties were not entitled to all or any portion of the amount claimed in the Claim Certificate or Third Party Claim Notice, as applicable (a “Determination Discharge”), then the Escrow Agent shall continue to hold such amount to which the Indemnified Parties were determined not to be entitled in accordance with the terms of this Agreement until such amounts are to be disbursed: (i) to the Stockholders and Non-Exercising Payees (if any), pursuant to Section 4(h), 4(i) or 4(j), (ii) to any Indemnified Parties in respect of another Claim Certificate or Third Party Claim Notice, as applicable, pursuant to Sections 4(c), 4(e) or 4(f), or (iii) to any Person pursuant to Section 4(m).

(g) Upon receipt by the Escrow Agent of Joint Written Instructions, if such Joint Written Instructions indicate that the Parent is entitled to be paid a sum equal to the Adjustment Amount (which amount shall be clearly set forth on such Joint Written Instructions), the Escrow Agent shall release from the Escrow Account and transfer to Parent an amount in cash equal to the Adjustment Amount. Such payment shall be made on or before the fifth (5th) Business Day following the date on which such Joint Written Instructions are received by the Escrow Agent.

(h) The twelve (12)-month anniversary of the Closing Date is referred to herein as the “Initial Reduction Date.” On the Initial Reduction Date, the Escrow Amount shall automatically be reduced by an amount equal to the excess (if any) of (x) the balance of the Escrow Amount on the Initial Reduction Date over (y) $22,000,000 (such excess being referred to as the “Initial Escrow Disbursement”). No later than the fifth (5th) Business Day following the receipt of Joint Written Instructions by the Escrow Agent notifying the Escrow Agent of the Initial Reduction Date, the Escrow Agent shall, subject to the provisions of this Section 4(h) (including, but not limited to, the following sentence), release from the Escrow Account and disburse to the Stockholders and Non-Exercising Payees (if any), via check delivered first class mail based upon the address indicated on Schedule 2, the Initial Escrow Disbursement. If, however, the Escrow Agent shall have received on or before the Initial Reduction Date one or more Claim Certificates or Third Party Claim Notices, as applicable, which have not been paid in accordance with Section 4(c) as of the Initial Reduction Date and as to which, on the Initial Reduction Date, the Escrow Agent has not received and fully acted upon Joint Payment Instructions or a Judgment Notice and Order, nor received a Discharge Notice or a Determination Discharge (any such Claim Certificate or Third Party Claim Notice, as applicable, being referred to as an “Initial Outstanding Claim”), the Escrow Agent shall retain and continue to hold from the Initial Escrow Disbursement in accordance with the terms hereof an amount equal to the amount requested in all such Initial Outstanding Claims (the “Initial Retained Amount”), and, thereafter, the Escrow Agent shall release from the Escrow Account all or portions of the Initial Retained Amount to Parent and/or the Stockholders and Non-Exercising Payees (if any), as applicable, as and when it receives Joint Payment Instructions, Judgment Notices and Orders, Discharge Notices or Determination Discharges, as applicable, related to the Initial Outstanding Claims. Following the Initial Reduction Date, in the event that the Initial Retained Amount at any time exceeds the amount of all Initial Outstanding Claims that have not been paid to the Indemnified Parties or that are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall release from the Escrow Account and disburse to the Stockholder Representatives in accordance with this Agreement, within three (3) Business Days following receipt of Joint Written Instructions authorizing such payment, an amount equal to such excess. The balance of the Escrow Amount shall be held in escrow to fund claims for indemnification by any Indemnified Party pursuant to Article X of the Merger Agreement.

(i) The eighteen (18)-month anniversary of the Closing Date is referred to herein as the “Second Reduction Date.” On the Second Reduction Date, the Escrow Amount shall automatically be reduced by an amount equal to the excess (if any) of (x) the balance of the Escrow Amount on the Second Reduction Date over (y) $11,000,000 (such excess being referred to as the “Second Escrow Disbursement”). No later than the fifth (5th) Business Day following the receipt of Joint Written Instructions by the Escrow Agent notifying the Escrow Agent of the Second Reduction Date, the Escrow Agent shall, subject to the provisions of this Section 4(i) (including, but not limited to, the following sentence), release from the Escrow Account and disburse to the Stockholders and Non-Exercising Payees (if any), via check delivered first class mail based upon the address indicated on Schedule 2, the Second Escrow Disbursement. If, however, the Escrow Agent shall have received on or before the Second Reduction Date one or more Claim Certificates or Third Party Claim Notices, as applicable, which have not been paid in accordance with Section 4(c) as of the Second Reduction Date and which were not included in determining the Initial Retained Amount and as to which, on the Second Reduction Date, the

Escrow Agent has not received and fully acted upon Joint Payment Instructions or a Judgment Notice and Order, nor received a Discharge Notice or a Determination Discharge (any such Claim Certificate or Third Party Claim Notice, as applicable, being referred to as a “Second Outstanding Claim” and, together with the Initial Outstanding Claims, the “Outstanding Claims”), the Escrow Agent shall retain and continue to hold from the Second Escrow Disbursement in accordance with the terms hereof an amount equal to the amount requested in all such Second Outstanding Claims (the “Second Retained Amount” and together with the Initial Retained Amount not previously disbursed as provided in Section 4(h), the “Retained Amount”), and, thereafter, the Escrow Agent shall release from the Escrow Account all or portions of the Retained Amount to Parent and/or the Stockholders and Non-Exercising Payees (if any), as applicable, as and when it receives Joint Payment Instructions, Judgment Notices and Orders, Discharge Notices or Determination Discharges, as applicable, related to the Outstanding Claims. Following the Second Reduction Date, in the event that the Retained Amount at any time exceeds the amount of all Outstanding Claims that have not been paid to the Indemnified Parties or that are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall release from the Escrow Account and disburse to the Stockholder Representatives in accordance with this Agreement, within three (3) Business Days following receipt of Joint Written Instructions authorizing such payment, an amount equal to such excess. The balance of the Escrow Amount shall be held in escrow to fund claims for indemnification by any Indemnified Party pursuant to Article X of the Merger Agreement.

(j) The twenty-four (24)-month anniversary of the Closing Date is referred to herein as the “Final Reduction Date.” On the Final Reduction Date, the Escrow Amount shall be reduced by an amount equal to the excess (if any) of (x) the balance of the Escrow Amount on the Final Reduction Date over (y) the portion of the Retained Amount not previously disbursed as provided in Section 4(i) hereof (the “Final Disbursement Amount”). On or before the fifth (5th) Business Day following the receipt of Joint Written Instructions by the Escrow Agent notifying the Escrow Agent of the Final Reduction Date, subject to the provisions of this Section 4(j) (including, but not limited to, the following sentence), release from the Escrow Account and disburse to the Stockholders and Non-Exercising Payees (if any), via check delivered first class mail based upon the address indicated on Schedule 2, the Final Disbursement Amount. If, however, the Escrow Agent shall have received on or before the Final Reduction Date one or more Claim Certificates or Third Party Claim Notices, as applicable, that have not been paid in accordance with Section 4(c) as of the Final Reduction Date and that were not included in determining the Retained Amount and as to which, on the Final Reduction Date, the Escrow Agent has not received and fully acted upon Joint Payment Instructions or a Judgment Notice, nor received a Discharge Notice or a Determination Discharge (all such Claim Certificates, together with the Outstanding Claims, the “Final Outstanding Claims”), the Escrow Agent shall retain and continue to hold from the Final Disbursement Amount in accordance with the terms hereof an amount equal to the amount requested in all such Final Outstanding Claims (all such amounts, together with any portion of the Retained Amount not previously disbursed as provided in Section 4(i), the “Final Retained Amount”) but shall pay an amount equal to the excess, if any, of the Final Disbursement Amount over the Final Retained Amount for distribution to the Stockholders and Non-Exercising Payees (if any) in accordance with the Merger Agreement; and, thereafter, the Escrow Agent shall release from the Escrow Account all or portions of the Final Retained Amount to Parent and/or the Stockholders and Non-Exercising

Payees (if any), as applicable, as and when it receives Joint Payment Instructions, Judgment Notices, Discharge Notices or Determination Discharges, as applicable, related to the Final Outstanding Claims. Following the Final Reduction Date, in the event that the Final Retained Amount at anytime exceeds the amount of all Final Outstanding Claims that have not been paid to the Indemnified Parties or that are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall release from the Escrow Account and disburse to the Stockholder Representatives in accordance with this Agreement, within three (3) Business Days following receipt of Joint Written Instruction authorizing such payment, an amount equal to such excess. The balance of the Escrow Amount shall be held in escrow to fund claims for indemnification by any Indemnified Party pursuant to Article X of the Merger Agreement.

(k) Upon receipt of written instructions signed by the Stockholder Representative indicating that the Stockholder Representative has incurred reasonable expenses in connection with the performance of its duties under this Agreement or the Merger Agreement, the Escrow Agent shall promptly reimburse the Stockholder Representative for the amount of such reasonable expenses from the Escrow Account; provided, that in no event shall the Escrow Agent reimburse the Stockholder Representative for any amount in excess of $100,000 until the Final Reduction Date or, in the event that Final Outstanding Claims exist after the Final Reduction Date, until such Final Outstanding Claims are resolved and amounts due with respect thereto, if any, have been released from the Escrow Account to the Stockholders and Non-Exercising Payees (if any) in accordance with the terms of this Agreement, and then only to the extent that any amounts remain in the Escrow Account; provided further, that such $100,000 limit shall in no way limit the Stockholder Representative’s right to indemnification under Section 10.5(b) of the Merger Agreement.

(l) As promptly as practicable following the disbursement of any funds from the Escrow Account, the Escrow Agent shall send an account statement to the Stockholder Representative and Parent reflecting the amount of the disbursement and the amounts remaining in the Escrow Account.

(m) Notwithstanding the foregoing, if at any time the Escrow Agent shall receive Joint Written Instructions to release all or a portion of the Escrow Amount, then within three (3) Business Days after receipt of such Joint Written Instructions, the Escrow Agent shall release the Escrow Amount in accordance with such Joint Written Instructions. The parties will cooperate in good faith in executing such Joint Written Instructions whenever reasonably necessary to ensure distributions of escrowed funds to the party entitled thereto under the terms of this Agreement and the Merger Agreement. The date on which the entire Escrow Amount has been disbursed from the Escrow Account shall be referred to herein as the “Escrow Termination Date.”

5. Duties of the Escrow Agent.

(a) Duties in General.

(1) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein (and required by applicable law), which the parties agree are ministerial in nature. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with legal counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such legal counsel.

(2) If the Escrow Agent becomes involved in litigation with respect to this Agreement for any reason, it is hereby authorized to deposit the Escrow Amount with the clerk of such court in which such litigation is pending, or to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court the Escrow Amount. Upon the happening of either of the above, the Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

(3) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto that, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise by Joint Written Instructions or by a final order or judgment of a court of competent jurisdiction. In addition, if the Escrow Agent should at any time be confronted with inconsistent claims or demands by the parties hereto, the Escrow Agent shall also have the right to interplead such parties in any state or federal court located in the State of Delaware (or if such court does not have jurisdiction, any other court of competent jurisdiction), to deposit the Escrow Amount with the clerk of such court and to request that such court determine the respective rights of the parties under this Agreement, and, upon doing so, the Escrow Agent automatically shall be released from any obligations or liability as a consequence of any claims or demands hereunder.

(b) Exculpation. Except for the Escrow Agent’s own willful misconduct or gross negligence: (i) the Escrow Agent shall have no liability of any kind whatsoever for its performance of, or from having refrained from performing, any duties imposed upon the Escrow Agent under this Agreement or for any of its acts or omissions hereunder; (ii) the Escrow Agent shall not be responsible for any of the acts or omissions of the parties hereto; (iii) the Escrow Agent shall not be liable to anyone for damages, losses or expenses arising out of this Agreement; (iv) the Escrow Agent may rely and/or act upon any written instrument, document or request believed by the Escrow Agent in good faith to be genuine and to be executed and delivered by the proper Person, may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information contained therein; and (v) the Escrow Agent shall have no liability of any kind whatsoever for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of legal counsel. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) No Additional Duties. The Escrow Agent shall have no duties except those that are expressly set forth herein, and it shall not be bound by any notice of a claim or demand hereunder or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing from Parent and the Stockholder Representative.

(d) Miscellaneous. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

6. Indemnity. The Stockholders, the Non-Exercising Payees (if any) and Parent shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its directors, officers, agents and employees (the “Indemnitees”) from all loss, liability or expense (including the fees and expenses of legal counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such Indemnitee or (ii) the Escrow Agent’s following any instructions or other directions from Parent and the Stockholder Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms of this Agreement. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Account for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Account for the payment of any claim for expenses due hereunder.

7. Resignation, Removal or Acquisition of the Escrow Agent. The Escrow Agent, and any successor Escrow Agent, may resign at any time as the Escrow Agent hereunder by giving at least fifteen (15) Business Days written notice to the Parent and the Stockholder Representative. In addition, Parent and the Stockholder Representative may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument executed by Parent and the Stockholder Representative given to the Escrow Agent, which instrument shall designate the effective date of such removal. Upon such resignation or removal and the appointment of a successor Escrow Agent, the resigning Escrow Agent shall be absolved from any further duties as the Escrow Agent hereunder. Upon their receipt of notice of resignation from the Escrow Agent. Parent and the Stockholder Representative shall use their reasonable best efforts jointly to designate a successor Escrow Agent. If Parent and the Stockholder Representative do not agree upon a successor Escrow Agent within fifteen (15) Business Days after their receipt of the Escrow Agent’s resignation notice, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all parties hereto.

Any such successor escrow agent shall deliver to Parent and the Stockholder Representative a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive possession of the Escrow Amount. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Amount then held hereunder to the successor escrow agent. In the event of the resignation or removal of the Escrow Agent, the resigning or removed Escrow Agent shall be absolved from any further duties as the Escrow Agent hereunder; provided, however, that the Escrow Agent or any successor escrow agent shall continue to act as the Escrow Agent until a successor is appointed and qualified to act as the Escrow Agent.

Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act, and the Escrow Agent shall notify the Parent and the Stockholder Representative of such occurrence.

8. Fees and Expenses of the Escrow Agent. The fees and the expenses of the Escrow Agent for its services hereunder shall be paid by Parent in accordance with Schedule 3. The provisions of this Section 8 shall survive any termination of this Agreement and removal or resignation of the Escrow Agent.

9. Notices. All notices and other communications required or permitted pursuant to this Agreement shall be in writing and addressed to such party for whom such communication is intended at the applicable address set forth below. Such notice shall be deemed to have been duly given (i), with regard to the Escrow Agent, when actually received by the Escrow Agent and (ii), with regard to any other party hereto, when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended or three (3) Business Days after the date mailed by certified mail, return receipt requested, postage prepaid, as follows:

If to Parent:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attention :  General Counsel

Telephone: (954) 267-3000

Facsimile:   (954) 267-2862

with a copy to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Attention:   Steven C. Browne

Telephone: (617) 951-8124

Facsimile:   (617) 951-8736

If to the Stockholder Representative:

Gaurav Garg

c/o Sequoia Capital Partners

3000 Sand Hill Road

Bldg. 4, Suite 18

Menlo Park, CA 94025

Telephone:    (650) 854-3927

Facsimile:     (650) 854-2977

If to the Escrow Agent:

JPMorgan Chase Bank, N.A.

4 New York Plaza, 21st Floor

New York, NY 10004

Attention: Joe Morales

Facsimile: (212) 623-6168

with a copy to:

JPMorgan Chase Bank, N.A.

4 New York Plaza, 21st Floor

New York, NY 10004

Attention: Debbie DeMarco

Facsimile: (212) 623-6168

or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to the Escrow Agent shall also be sent to the other parties to this Agreement.

10. Assignment. Parent may assign its rights and obligations under this Agreement to the same extent it is permitted to assign its rights and obligations under the Merger Agreement; provided, that Parent shall notify Escrow Agent fifteen (15) days in advance of any assignment of its obligations. This Agreement shall bind, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns.

11. Miscellaneous.

(a) Entire Agreement. This Agreement, together with all applicable sections of the Merger Agreement, constitutes the entire agreement and understanding among the parties concerning the Escrow Amount and in the event of any inconsistency between this Agreement and the Merger Agreement, this Agreement shall control.

(b) Amendments and Waivers. This Agreement may be amended only by a writing signed by the party against whom enforcement is sought. No waiver of any of the provision of this Agreement shall de deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed, and the rights of the parties hereto shall be determined, in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds, irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of or relating to this Agreement.

(c) Force Majeure. The Escrow Agent shall not be liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure or other causes reasonably beyond its control.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

(e) Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 4 hereto (“Schedule 4”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or person so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parent or the Stockholder Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executed using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that the security procedures are commercially reasonable.

(f) Account Opening Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.

CITRIX SYSTEMS, INC.

By:
Name:
Title:

NETSCALER, INC.

By:
Name:
Title:

Name:	Gaurav Garg
Title:	Stockholder Representative

JP MORGAN CHASE
BANK, N.A., as Escrow Agent

By:
Name:
Title:

[Escrow Agreement]

Exhibit 1

Gaurav Garg, Stockholder Representative

c/o Sequoia Capital Partners

3000 Sand Hill Road

Bldg. 4, Suite 18

Menlo Park, CA 94025

JPMorgan Chase Bank, N.A.

Attn: Joe Morales

4 New York Plaza, 21st Floor

New York, NY 10004

Claim Certificate/Third Party Claim Notice

Ladies and Gentlemen:

In accordance with Section 4(a) of the Escrow Agreement dated             , 2005 by and among Citrix Systems, Inc., NetScaler, Inc., Gaurav Garg, as Stockholder Representative, and JPMorgan Chase Bank, N.A. (the “Agreement”), we have determined that an Indemnified Party may be entitled to indemnification for an amount pursuant to Article X or Section 2.6(d)(vii) of the Merger Agreement.

The amount of such claim is $                     .

[insert appropriate description]

Citrix Systems hereby certifies that a copy of this notice is being delivered to the Stockholder Representative concurrently with the delivery to the Escrow Agent.

Pursuant to the terms of the Escrow Agreement, if no Objection is received from the Stockholder Representative within 30 days after receipt, the claim amount shall be delivered as per the following wire payment instructions:

ABA:

Name of Bank:

Account Number:

Account Name:

Sincerely,

CITRIX SYSTEMS, INC.

The following Exhibits and Schedules to the Agreement and Plan of Merger have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

EXHIBITS
Exhibit B	Exhibit A to Form of Certificate of Merger

Exhibit D	Schedules to Form of Escrow Agreement

SCHEDULES
Schedule 1	Persons Executing Voting Agreement

Schedule 2	Persons Entering into Employment Agreements and Executive Confidentiality, Non-Solicitation and Non-Competition Agreements

Schedules 3.1 - 8.1	Company Disclosure Schedules

Schedule 9.3(l)	Certain Consulting Agreements and Company Warrants

Citrix Systems, Inc. will furnish supplementally a copy of any omitted or partially omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Citrix Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.